UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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the Securities Exchange Act of 1934
(Amendment No. )

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JACK HENRY & ASSOCIATES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JACK HENRY & ASSOCIATES, INC.
663 Highway 60, P.O. Box 807
Monett, Missouri 65708
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF JACK HENRY & ASSOCIATES, INC.:

PLEASE TAKE NOTICE that the 2018 Annual Meeting of Stockholders of Jack Henry & Associates, Inc.,
a Delaware corporation, will be held at the City of Monett South Park Casino Building, 101 South Lincoln, Monett, Missouri, on Thursday, November 15, 2018, 11:00 a.m. local time, for the following purposes:

(1)	To elect nine (9) directors to serve until the 2019 Annual Meeting of Stockholders;

(2)	To approve, on an advisory basis, the compensation of our named executive officers;

(3)	To ratify the selection of the Company’s independent registered public accounting firm; and

(4)	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

The close of business on September 21, 2018, has been fixed as the record date for the Annual Meeting. Only stockholders of record as of that date will be entitled to notice of and to vote at said meeting and any adjournment or postponement thereof.

The accompanying form of Proxy is solicited by the Board of Directors of the Company. The attached Proxy Statement contains further information with respect to the business to be transacted at the Annual Meeting.

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE DATE AND SIGN THE ENCLOSED PROXY. IF YOU DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors
/s/ Craig K. Morgan
Craig K. Morgan
Secretary

Monett, Missouri
October 5, 2018

TABLE OF CONTENTS

Voting	1
Stock Ownership of Certain Stockholders	2
Election of Directors (Proposal 1)	4
Corporate Governance	9
Certain Relationships and Related Transactions	14
Section 16(a) Beneficial Ownership Reporting Compliance	15
Audit Committee Report	15
Executive Officers and Significant Employees	16
Compensation Committee Report	17
Compensation Discussion and Analysis	18
Compensation and Risk	27
Executive Compensation	29
Equity Compensation Plan Information	34
Advisory Vote on Executive Compensation (Proposal 2)	34
Ratification of Selection of the Company’s Independent Registered Public Accounting Firm (Proposal 3)	35
Stockholder Proposals	36
Cost of Solicitation and Proxies	37
Financial Statements	37
Other Matters	38

JACK HENRY & ASSOCIATES, INC.
663 Highway 60, P.O. Box 807
Monett, Missouri 65708

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, November 15, 2018

This Proxy Statement and the enclosed proxy card (the Proxy) are furnished to the stockholders of Jack Henry & Associates, Inc., a Delaware corporation (the Company), in connection with the solicitation of Proxies by the Company’s Board of Directors for use at the 2018 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the Annual Meeting), to be held at the City of Monett South Park Casino Building, 101 South Lincoln, Monett, Missouri, at 11:00 a.m. local time, on Thursday, November 15, 2018. The mailing of this Proxy Statement, the Proxy, the Notice of Annual Meeting and the accompanying 2018 Annual Report to Stockholders is expected to commence on or about October 5, 2018.

The Board of Directors does not intend to bring any matters before the Annual Meeting except those indicated in the Notice and does not know of any matter which anyone else proposes to present for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the accompanying form of Proxy, or their duly constituted substitutes, acting at the Annual Meeting, will be deemed authorized to vote or otherwise to act thereon in accordance with their judgment on such matters.

If the enclosed Proxy is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon.

Any stockholder executing a Proxy retains the power to revoke it at any time prior to the voting of the Proxy. It may be revoked by a stockholder personally appearing at the Annual Meeting and casting a contrary vote, by filing an instrument of revocation with the Secretary of the Company, or by the presentation at the Annual Meeting of a duly executed later dated Proxy.

VOTING

At the 2018 Annual Meeting, Stockholders will consider and vote upon:

(1)	The election of nine (9) directors to serve until the 2019 Annual Meeting of Stockholders;

(2)	Approval, on an advisory basis, the compensation of our named executive officers;

(3)	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2019; and

(4)	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Only stockholders of record at the close of business on September 21, 2018, the record date for the Annual Meeting, are entitled to notice of and to vote at such meeting.

The Company’s authorized capital stock currently consists of 250,000,000 shares of common stock, par value $.01 per share (the Common Stock), and 500,000 shares of preferred stock, par value $1.00 per share (the Preferred Stock). As of September 21, 2018, there were 77,266,476 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. At such date, our executive officers and directors were entitled to vote, or to direct the voting of, shares of Common Stock representing 0.9% of the shares entitled to vote at the 2018 Annual Meeting. Unless otherwise specified, all share numbers and other share data have been adjusted to reflect all prior stock splits.

All shares represented by Proxy and all Proxies solicited hereunder will be voted in accordance with the specifications made by the stockholders executing such Proxies. If a stockholder does not specify how a Proxy is to be voted, the shares represented thereby will be voted: (1) FOR the election as directors of the nine (9) persons nominated by the Board of Directors; (2) FOR approval of the compensation of our named executive officers; (3) FOR ratification of the selection of the Company’s independent registered public accounting firm; and (4) upon other matters that may properly come before the Annual Meeting, in accordance with the discretion of the persons to whom the Proxy is granted.

Each share of our Common Stock outstanding on the record date will be entitled to one vote on each matter.

In an uncontested election, a Director nominee must be elected by a majority of the votes cast, in person or by proxy, regarding the election of that Director nominee. A “majority of the votes cast” for the purposes of Director elections means that the number of votes cast “For” a Director nominee’s election exceeds the number of votes cast as “Withhold” for that Director nominee. If an incumbent Director is not re-elected in an uncontested election and no successor is elected at the same meeting, the Company’s Corporate Governance Guidelines require that such Director must offer to tender his or her resignation to the Board.

In a contested election, which occurs when the number of Director nominees exceeds the number of open seats on the Board, Director nominees will be elected by a plurality of the shares represented in person or by proxy at the meeting. A “plurality” means that the open seats on the Board will be filled by those Director nominees who received the most affirmative votes, regardless of whether those Director nominees received a majority of the votes cast with respect to their election.

At the Annual Meeting, the election of Directors is considered to be uncontested because we have not been notified of any other nominees as required by our Restated and Amended Bylaws. To be elected, each Director nominee must receive a majority of votes cast regarding that nominee.

The approval of all other matters to be voted on at the Annual Meeting will require the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

Abstentions and broker non-votes will have no effect on the election of Directors. For the purpose of determining whether the stockholders have approved other matters, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular matter and that have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the annual meeting. Please note that banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals.

STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS

The following table sets forth information as of September 21, 2018, concerning the equity ownership of (a) those individuals who are known to be the beneficial owners, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, of 5% or more of the Company’s Common Stock, (b) the directors, (c) the executive officers named in the Summary Compensation Table and (d) all of our current directors and executive officers as a group:

Title of Class	Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares Outstanding (1)
$.01 par value	BlackRock Inc.	8,713,051	11.3%
Common Stock	55 East 52nd St.	(2)
	New York, NY 10055

	The Vanguard Group	7,794,629	10.8%
	100 Vanguard Blvd.	(3)
	Malvern, PA 19355

	Capital World Investors	4,459,500	5.7%
	333 South Hope St.	(4)
	Los Angeles, CA 90071

	John F. Prim	224,920	*
		(5)

	Wesley A. Brown	95,968	*
		(6)

	David B. Foss	66,257	*
		(7)

	Matthew C. Flanigan	48,080	*
		(8)

	Kevin D. Williams	43,894	*
		(9)

	Thomas A. Wimsett	21,766	*
		(10)

	Mark S. Forbis	20,648	*
		(11)

	Thomas H. Wilson, Jr.	18,866	*
		(10)

	Jacque R. Fiegel	14,974	*
		(10)

	Laura G. Kelly	11,605	*
		(10)

	Shruti S. Miyashiro	5,995	*
		(10)

	Craig K. Morgan	1,456	*
		(12)

	All directors and executive officers as a group (17 persons)	648,084	*
		(13)
* Less than 1%

(1)
Information is set forth as of September 21, 2018. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as noted below. With respect to shares held in the Company’s 401(k) Plan (the “Retirement Plan”), a participant has the right to direct the disposition of shares allocated to his account and a participant is allowed to vote the shares held in his individual account. With respect to restricted shares, the executive officers have sole voting power but have no investment or dispositive power until the restrictions lapse.

(2)	According to a Schedule 13G/A filed January 17, 2018, BlackRock Inc. has sole voting power with respect to 8,105,272 shares and sole dispositive power with respect to 8,713,051 shares.

(3)
According to a Schedule 13G/A filed July 9, 2018, The Vanguard Group has shared dispositive power with respect to 78,156 shares, sole dispositive power with respect to 7,716,473 shares, shared voting power with respect to 30,937 shares and sole voting power with respect to 59,611 shares.

(4)	According to a Schedule 13G filed February 8, 2018, Capital World Investors has sole voting and dispositive power with respect to 4,459,500 shares.

(5)	Includes 366 restricted stock units that will vest on November 14, 2018.

(6)	Includes 10,000 shares that are currently acquirable by exercise of outstanding stock options and 1,196 restricted stock units that will vest on November 14, 2018.

(7)	Includes 4,499 shares held in the Retirement Plan for Mr. Foss’s account and 5,729 restricted shares that will vest on July 1, 2019.

(8)	Includes 10,000 shares that are currently acquirable by exercise of outstanding stock options and 1,196 restricted stock units which will vest on November 14, 2018.

(9)	Includes 10,984 shares held in the Retirement Plan for Mr. Williams’s account.

(10)	Includes 1,196 restricted stock units which will vest on November 14, 2018.

(11)	Includes 15,598 shares held in the Retirement Plan for Mr. Forbis’s account.

(12)	Includes 795 shares held in the Retirement Plan for Mr. Morgan’s account and 400 restricted shares with 50% vesting on November 1, 2018 and 50% vesting on November 1, 2019.

(13)
Includes 20,000 shares that are currently acquirable by the exercise of outstanding stock options, 44,055 shares held in the Retirement Plan for the accounts of executive officers, and 8,529 restricted shares held by executive officers and 8,738 restricted stock units held by directors which will vest on November 14, 2018, and 46,735 shares beneficially owned by other executive officers.

PROPOSAL 1 ELECTION OF DIRECTORS

Procedure

At the meeting, the stockholders will elect nine (9) directors to hold office for one-year terms ending at the 2019 Annual Meeting of Stockholders or until their successors are elected and qualified. The Board of Directors has nominated the Company’s nine (9) current directors for re-election at the Annual Meeting.

The stockholders are entitled to one vote per share on each matter submitted to vote at any meeting of the Stockholders. Unless contrary instructions are given, the persons named in the enclosed Proxy or their substitutes will vote “FOR” the election of the nominees named below.

Each of the nominees has consented to serve as director. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board of Directors, the persons named in the enclosed Proxy or their substitutes intend to vote for the election of such designated nominees.

Director Qualifications and Selection

Under the Company’s Corporate Governance Guidelines, the Governance Committee is charged with the responsibility for determining the appropriate skills and characteristics required of Board members and are to consider such factors as experience, strength of character, maturity of judgment, technical skills, diversity, and age in assessing the needs of the Board. The Guidelines specify that a majority of the members shall qualify as independent under applicable NASDAQ listing standards. While the term “diversity” is not specifically defined in the Guidelines and there is no formal policy regarding application of the term, it has been the practice of the Governance Committee to apply the term broadly, resulting in Board composition over the years that has reflected diversity in race, sex and age, as well as diversity in business experience and in representation of the markets served by the Company.

While the Company has a nomination policy by which stockholders may recommend to the Governance Committee certain prospective directors for consideration (See “Corporate Governance-Stockholder Recommended Director Candidates,” below), to date no such recommendation has ever been received. If such a recommendation is received in the future, it will be evaluated in the same manner as any other recommendation to the Governance Committee. The Governance Committee nomination process varies depending upon the particular expertise and skill set sought by the Committee. The process can be informal, consisting of solicitation of suggestions of possible candidates from other Board members and management, contacting candidates to determine interest level, and in-person interviews to determine “fit.” The Governance Committee has also used a more formal process utilizing a recruiting firm to identify candidates, screening of recommendations, followed by telephone and in-person interviews, background checks and Governance Committee evaluation and nomination. The Governance Committee will in the future continue to use a mix of formal and informal processes to identify appropriate candidates for the Board.

The Company’s Board has also adopted a “Proxy Access for Director Nominations” bylaw. The proxy access bylaw permits a stockholder, or certain groups of stockholders, meeting the requirements contained in the proxy access bylaw to nominate and include in the Company’s proxy materials Director nominees constituting up to two individuals or 20% of the Board (whichever is greater). See “Stockholder Nominated Director Candidates” on page 10 for more information.

Nominees for Election

The nominees for election as directors of the Company, as well as certain information about them, are as follows:

Name	Position with Company	Director Since
John F. Prim	Chairman	2007
Matthew C. Flanigan	Vice Chairman and Lead Director	2007
Thomas H. Wilson, Jr.	Director	2012
Jacque R. Fiegel	Director	2012
Thomas A. Wimsett	Director	2012
Laura G. Kelly	Director	2013
Shruti S. Miyashiro	Director	2015
Wesley A. Brown	Director	2015
David B. Foss	President, Chief Executive Officer and Director	2017

We believe that all the Company’s directors possess required common attributes such as good judgment, intelligence, strategic perspective, financial literacy and business experience. They each exhibit a strong commitment of time and attention to their roles as directors. We also have sought certain specific skills and backgrounds in our directors to provide an array of expertise in the Board. The chart below summarizes certain specific qualifications, attributes and skills for each director. A check mark indicates a specific area of focus or expertise of a director on which the Board relies, but a lack of a check mark does not mean that an individual does not possess that skill.

Board Skills Matrix

Expertise	Board of Directors
	Prim	Flanigan	Wilson	Fiegel	Wimsett	Kelly	Miyashiro	Brown	Foss
Leadership	✓	✓	✓						✓
Finance	✓	✓	✓					✓	✓
Banking Business				✓	✓			✓
Credit Union Business							✓
Payments					✓	✓
Compliance				✓		✓	✓
Governance		✓				✓		✓
Regulatory				✓	✓		✓
Technology	✓		✓						✓

Nominee Information

The following information relating to the Company’s directors, all of whom are United States citizens, details their principal occupations, business experience and positions during the past five years, as well as the specific experiences, qualifications, attributes and skills that led to the conclusion that they should serve as directors of the Company:

John F. Prim, age 63, Chairman. Mr. Prim has served as Chairman of the Board since 2012 and has been a director since 2007. He previously held the position of Executive Chairman of the Board from July 1, 2016 through June 29, 2018. Mr. Prim served as Chief Executive Officer from 2004 to June 30, 2016. He served as President from 2003 to 2004 and as Chief Operating Officer from 2001 to 2003. Mr. Prim joined the Company in 1995 as part of the acquisition of the Liberty division of Broadway & Seymour, Inc. He previously served as General Manager of the Company’s E-Services and OutLink Services Divisions. Mr. Prim has spent his whole career in our industry, starting as a sales representative for Burroughs Corporation selling products and services to banks and thrifts before joining Broadway & Seymour’s community banking unit in 1985, where he served in a number of positions including National Sales Manager. His broad experience in the industry in both operations and sales, as well as his extensive successful experience in various management roles at Jack Henry & Associates, led to his appointment as CEO in 2004, and these same factors informed the decision to appoint him to the Board in 2007, name him Chairman in 2012 and then Executive Chairman in 2016. Mr. Prim earned a Master’s in Business Administration degree in 1985 from Queens University in Charlotte, N.C.

Matthew C. Flanigan, age 56, Vice Chairman and Lead Director. Mr. Flanigan, a director of the Company since his appointment in 2007, is Executive Vice President, Chief Financial Officer and a director of Leggett & Platt, Incorporated. Headquartered in Carthage, Missouri, Leggett & Platt is a leading manufacturer of engineered components and products found in many homes, offices, automobiles and airplanes. Mr. Flanigan was appointed Senior Vice President in 2005 and became Chief Financial Officer in 2003. From 1999 until 2003, he served as President of the Office Furniture and Plastics Components Groups of Leggett & Platt. Prior to joining Leggett & Platt in 1997, Mr. Flanigan was employed in the banking industry for 13 years, the last 10 of which as executive manager for Societe Generale S.A. in Dallas, the largest non-U.S. lending institution in the Southwestern United States at that time. Mr. Flanigan brings to our Board expertise in banking and in finance, risk and compliance functions as well as a unique perspective coming from his wide experience at a large, global S&P 500 manufacturer. Mr. Flanigan was appointed “Lead Director” by the independent directors in 2012.
Thomas H. Wilson, Jr., age 57, Director. Mr. Wilson, a director of the Company since his appointment in 2012, is a Managing Partner at DecisionPoint Advisors, LLC in Charlotte, N.C., a specialized merger and acquisition advisory firm for mid-market technology companies. Prior to joining DecisionPoint in 2008, he served as Chairman and CEO of NuTech Solutions from 2004 to 2008, a business intelligence software company that was acquired by Neteeza. From 1997 to 2004, Mr. Wilson was President of Osprey, a consulting and systems integration firm. Prior to his work at Osprey, Mr. Wilson was employed by IBM for 14 years in a variety of management and sales positions. Mr. Wilson earned a Master’s in Business Administration from Duke University and has served on the Boards of various non-profit and community organizations, including North Carolina Innovative Development for Economic Advancement (NC IDEA), Junior Achievement and the Charlotte United Way. Mr. Wilson brings to the Board extensive management and sales experience in technology companies, as well as expertise in technology-oriented investment banking and mergers and acquisitions.

Jacque R. Fiegel, age 64, Director. Ms. Fiegel, a director of the Company since her appointment in 2012, is Chairman, Central Oklahoma Area of Prosperity Bank in Oklahoma City, Oklahoma. Ms. Fiegel serves on the Management Committee and Strategic Technology Oversight Committee at Prosperity. Prior to its acquisition by Prosperity Bank, she served at Coppermark Bank as Senior Executive Vice President, Chief Operating Officer and director, as well as director and treasurer of affiliates Coppermark Bancshares, Inc. and Coppermark Card Services, Inc. She began her career at the bank in 1976 as a teller. Ms. Fiegel is a former member of the Oklahoma City Branch Board of the Federal Reserve Bank of Kansas City, a former director of the Oklahoma Bankers Association, she was previously a director and past President of the Economic Club of Oklahoma, as well as a number of civic organizations in Oklahoma City. Ms. Fiegel was named in 2008 one of the US Banker “25 Most Powerful Women in Banking” and to the “25 Women to Watch” lists in both 2009 and 2010. Ms. Fiegel brings to the Board a broad experience with and understanding of bank technology, banking operations, financial management and the overall banking business.

Thomas A. Wimsett, age 54, Director. Mr. Wimsett, a director of the Company since his appointment in 2012, is the Founder and Chairman of Merchant’s PACT, a payments consulting firm he formed in 2012. He also has served as Executive Chairman of ControlScan, Inc., a payment card compliance, network and managed security services firm, since 2014. He is a 30 year veteran of the payments industry, most recently as a founder in 2003 and the Chairman and Chief Executive Officer of Iron Triangle Payment Systems (renamed NPC in 2006), a leading merchant payment processor, which was acquired by Fifth Third Processing Solutions (now WorldPay) in late 2010. Prior managerial and executive positions in the payments industry include President and CEO of National Processing Company (NYSE: NAP) from 1999 to 2002. He formerly served as Chairman and director of Town & Country Bank and Trust Company in Bardstown, Kentucky. Mr. Wimsett brings deep knowledge and experience in the payments industry to the Board, including service for more than 10 years as a director or advisory board member of the Electronic Transaction Association, an international trade association, and prior roles as a director of MasterCard’s US Board and on advisory boards for both Discover Card and Visa.

Laura G. Kelly, age 61, Director. Ms. Kelly, a director of the Company since her appointment in 2013, is a Managing Director of CoreLogic, where she is President of The Columbia Institute, a mortgage industry education affiliate.  Prior to joining CoreLogic, Ms. Kelly served Dun & Bradstreet Corporation as Chief Product and Content Officer from 2013 to 2015, and American Express Company, where she was Senior Vice President and General Manager In Global Payments from 2011 to 2013. From 2005 to 2011, Ms. Kelly was employed by MasterCard Worldwide, Inc. as Executive Vice President and Group Head with Global Product responsibilities in Prepaid and Debit.  Prior to MasterCard, Laura held various positions with Southwest Business Corporation, The Concours Group and USAA and served her country as an active duty and reserve officer in the United States Air Force.  Ms. Kelly brings to the Board extensive management experience in data analytics, payments and financial services technology. Her background includes a focus on risk management, digital transformation and experience developing international payments products and services. Ms. Kelly is a certified public accountant, a certified property and casualty underwriter, an associate in risk management and earned a Master’s in Business Administration from Auburn University.

Shruti S. Miyashiro, age 47, Director. Ms. Miyashiro, a director of the Company since her appointment in 2015, is President and Chief Executive Officer of Orange County’s Credit Union, which she has led since 2007. Orange County’s Credit Union is based in Santa Ana, California with $1.5 billion in assets, 10 branches and over 100,000 members. Prior to her appointment as CEO of Orange County’s Credit Union, Ms. Miyashiro held other senior positions in financial services organizations, including President and CEO of Pasadena Federal Credit Union from 2004 to 2007 and President and CEO of Orange County Group, Inc. from 2002 to 2004. Ms. Miyashiro has served in numerous leadership positions in the credit union industry, including state and national committees for the California Credit Union League and the Credit Union National Association, as well as the Board of Directors of CO-OP Financial Services, a large credit union services organization which serves institutions nationwide. Ms. Miyashiro serves on the Advisory Committee for the California Department of Oversight. Ms. Miyashiro brings to the Board the perspective and experience of a large credit union customer, as Orange County’s Credit Union uses the Company’s Episys core software system and many of our complementary products and services. Ms. Miyashiro earned a Master’s in Business Administration from the University of Redlands.

Wesley A. Brown, age 64, Director. Mr. Brown was elected director of the Company in November 2015, having previously served as a Director from 2005 to 2014, when he resigned due to changes in the terms and requirements of his employment by the national accounting and consulting firm KPMG, LLP. Mr. Brown currently serves as President of Bent St. Vrain & Company, LLC, a Denver-based bank consulting firm that he formed in 2016, and as director of FirstBank Holding Company, a $18 billion asset bank holding company based in Lakewood, CO. Mr. Brown served KPMG as Managing Director in its Corporate Finance subsidiary from June 2014 to his retirement in October 2015. From 2004 to 2014, Mr. Brown was a co-founder and Managing Director of St. Charles Capital, LLC in Denver, Colorado, where he also served as its first President and Compliance Officer. Mr. Brown has specialized in merger transactions and financings for financial institutions, completing over 125 transactions totaling in excess of $3.5 billion over his career. His connections with and to the community banking industry in the Rocky Mountain Region are extensive, as he has personally worked on approximately half of all Colorado bank and thrift merger transactions from 1993 through 2015. Prior to founding St. Charles Capital, he served as Managing Director of McDonald Investments, Inc. (2001-2004) and Executive Vice President of The Wallach Company (1991-2003). In addition to experience with finance and compliance, Mr. Brown brings a deep knowledge of the banking industry to the Board as well as unique insight to the Company’s mergers and acquisitions. Mr. Brown earned a Master’s in Business Administration with Honors from the University of Chicago.

David B. Foss, age 56, President and Chief Executive Officer. Mr. Foss was appointed to the Board on July 1, 2017. Mr. Foss was named President and Chief Executive Officer of the Company on July 1, 2016, having previously been appointed President in 2014. Mr. Foss’s prior positions with the Company include President of the Company’s ProfitStars Division from 2009 to 2014 and General Manager of ProfitStars from 2006 to 2009. He led the Company’s Acquisition and Business Integration unit from 2004 to 2006, during which time the Company completed 10 acquisitions. Mr. Foss’s prior positions with the Company include General Manager of the Complementary Solutions Group from 2000 to 2004 and President of the Open Systems Group from 1999 to 2004. Before joining the Company in 1999, Mr. Foss held a variety of positions in the financial services industry including senior operations management, sales management, and supervisory roles at BancTec, Advanced Computer Systems and NCR. His long tenure in the industry and variety of leadership roles provide significant experience as to the Company and its products, employees and customers.

Director Independence

Seven of the nine nominated directors are independent. Non-employee directors Flanigan, Wilson, Fiegel, Wimsett, Kelly, Miyashiro and Brown qualify as “independent” in accordance with the published listing requirements of NASDAQ. Mr. Prim and Mr. Foss do not qualify as independent because Mr. Prim was an employee of the Company within the prior three years and Mr. Foss is currently an employee of the Company. The NASDAQ rules have both objective and subjective tests for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company, has been an employee within the prior three years, or is a partner in or executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
The Board of Directors relies upon evaluation of director independence by the Board’s Governance Committee. In assessing independence under the subjective test, the Governance Committee took into account the standards in the objective tests and reviewed additional information provided by the directors with regard to each individual’s business and personal activities as they may relate to the Company and its management. Based on all the foregoing, as required by NASDAQ rules, the Governance Committee made a subjective determination as to each of Mses. Fiegel, Kelly and Miyashiro and Messrs. Flanigan, Wilson, Wimsett and Brown that no relationship exists, which, in the opinion of the Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Governance Committee has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In making its independence determinations, the Governance Committee considered transactions occurring since the beginning of its 2015 fiscal year between the Company and entities associated with the independent directors or members of their immediate family. While a customer relationship does exist between the Company and the credit union associated with Ms. Miyashiro, the Governance Committee has determined that, because of the amount involved in relation to the total revenues of the Company and the credit union, the relationship does not impair the independence of this director. The Governance Committee has also determined that the transactions with the credit union were on terms no less favorable to the Company than arrangements with other unaffiliated customers. In all cases and in all years reviewed, the amounts received by the Company from the institution were far less than 1% of the Company’s total revenue for the year. See “Certain Relationships and Related Transactions”, below.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the Securities and Exchange Commission (the “SEC”) providing that to qualify as “independent” for the purposes of membership, members of audit committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH
OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A VOTE OF “WITHHOLD” WITH RESPECT TO A NOMINEE.

CORPORATE GOVERNANCE

The Company and its businesses are managed under the direction of the Board of Directors. The Board generally meets a minimum of four times during the year, but has complete access to management throughout the year.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines which address the following subjects:

–The majority of the Board should be independent under relevant NASDAQ standards.

–	Independent directors should not be compensated by the Company other than in the form of Director’s fees (including any equity awards).

–	Membership on the Audit, Compensation and Governance Committees should be limited to independent directors.

–	The Board should conduct an annual self-evaluation to determine whether it and its committees are functioning properly.

–	Non-management directors may meet in executive session from time to time with or without members of management.

–	The Chief Executive Officer shall provide an annual report to the Governance Committee on succession planning.

–
The Governance Committee is responsible for determining skills and characteristics of Board candidates, and should consider factors such as independence, experience, strength of character, judgment, technical skills, diversity and age.

–	The Board and its committees shall have the right at any time to retain independent counsel.

–	Board members should not sit on more than 3 other boards of public companies.

–	The Board should have at least 4 regularly scheduled meetings a year and members are invited to attend an annual review of business strategy conducted with senior management.

–	Board members are expected to attend all Annual Meetings of the Stockholders.

–
Stockholders may communicate with the Board by submitting written comments to the Secretary for the Company, who will screen out inappropriate communications and forward appropriate comments to the directors.

–
Directors, executive officers and general managers of the Company should own minimum amounts of Company stock in relation to their base compensation, and should retain and hold 75% of all shares granted, net of taxes, until the ownership requirements are met.

–
When the Chairman is a member of management, the independent directors shall appoint a Lead Director to coordinate the activities of the independent directors, help to set the agenda and schedule for Board meetings, and chair Board and stockholder meetings in the absence of the Chairman.

–	All directors, executives and employees are prohibited from engaging in hedging transactions in the Company’s stock.

–	Directors may not stand for re-election after age 70.

–
Executives are subject to a Recoupment Policy providing for clawback of incentive compensation in the event of a restatement of financial statements due to material non-compliance with reporting requirements.

Stockholder Recommended Director Candidates

The Board of Directors has also adopted a Nomination Policy with respect to the consideration of director candidates recommended by stockholders. A candidate submission from a stockholder will be considered at any time if the following information is submitted to the Secretary of the Company:

–	The recommending stockholder’s name and address, together with the number of shares, length of period held and proof of ownership

–	Name, age and address of candidate

–	Detailed resume of candidate, including education, occupation, employment and commitments

–	Description of arrangements or understandings between the recommending stockholder and the candidate

–	Statement describing the candidate’s reasons for seeking election to the Board and documenting candidate’s satisfaction of qualifications described in the Corporate Governance Guidelines

–	A signed statement from the candidate, confirming willingness to serve

–
If the recommending stockholder has been a beneficial holder of more than 5% of the Company’s stock for more than a year, then it must consent to additional public disclosures by the Company with regard to the nomination

The Secretary of the Company will promptly forward complying nominee recommendation submissions to the Chairman of the Governance Committee. The Governance Committee may consider nominees submitted from a variety of sources including but not limited to stockholder recommendations. If a vacancy arises or the Board decides to expand its membership, the Governance Committee will evaluate potential candidates from all sources and will rank them by order of preference if more than one is identified as properly qualified. A recommendation will be made to the Board by the Governance Committee based upon qualifications, interviews, background checks and the Company’s needs.

Stockholder Nominated Director Candidates

The Company’s Board has adopted a “Proxy Access for Director Nominations” bylaw. The proxy access bylaw permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials Director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in Article II, Section 2.12 of our bylaws. See “Stockholder Proposals and Nominations” on page 36 for more information.

Majority Election Policy

The Company’s By-Laws and Corporate Governance Guidelines require that a director nominee only be elected if he or she receives a majority vote of the votes cast with respect to his or her election in an uncontested election. Thus, for a nominee to be elected, the number of votes cast “For” must exceed the number of votes cast as “Withheld” for the nominee. If a nominee who is currently serving as a director is not re-elected with a majority of the votes cast, then under the Corporate Governance Guidelines, he or she is required to submit a resignation to the Board. In this event, the

Governance Committee will consider the tendered resignation and will make a recommendation to the Board as to whether to accept or reject the resignation. The Board must act on the tendered resignation within 90 days from the date of certification of the election results, and must also promptly disclose its decision and explain its rationale.

Board Leadership Structure

The Board of Directors does not have a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer. These offices have been held by different persons from 2004-2012, but were combined in one person (Mr. Prim) from 2012 to June 30, 2016. Pursuant to the Company’s previously announced succession plan, on July 1, 2016 these two offices were again separated when Mr. Prim was appointed Executive Chairman and Mr. Foss was appointed President and Chief Executive Officer. The members of the Board believe that the Company has been well served in the past by both combined Chairman/CEOs and by separate persons in these offices, and believes that the Board should maintain the flexibility to combine or separate these offices in the future if deemed to be in the best interests of the Company.

The Board has adopted a governance guideline providing for a “Lead Director.” Under the guideline, when the Chairman is a member of Company management, the independent directors will annually appoint from among themselves a Lead Director. The Lead Director will coordinate the activities of the independent directors, coordinate with the Chairman to set the agenda and schedule for Board meetings, advise on materials distributed to directors, Chair meetings of the Board and stockholders in the absence of the Chairman, call and chair executive sessions of the independent directors, and perform other duties assigned from time to time by the Board.

The Board is committed to strong, independent Board leadership and believes that objective oversight is critical to effective governance. Seven of our nine director nominees are independent, as are all members of the Audit, Compensation and Governance Committees of the Board. Four of the five members of the Risk and Compliance Committee are independent. The independent directors regularly meet in executive session without management directors.

Communication with the Board

Shareholders and all other interested parties wishing to contact our Board of Directors may write to: Board of Directors of Jack Henry & Associates, Inc., Attn: Corporate Secretary, PO Box 807, 663 West Highway 60, Monett, MO 65708. The Corporate Secretary distributes this correspondence to the appropriate member(s) of the Board.

Risk Oversight

Pursuant to the Company’s Corporate Governance Guidelines, the Board performs its risk oversight function primarily through its Risk and Compliance, Audit and Compensation Committees. The Risk and Compliance Committee has primary responsibility for overseeing, monitoring and addressing the Company’s enterprise and operational risks. The Risk and Compliance Committee is charged with overseeing the Company’s risk management program that measures, prioritizes, monitors and responds to risks. The Audit Committee oversees risks relating to financial statements and reporting, credit, and liquidity risks. The Compensation Committee is charged with oversight of risks in compensation policies and practices. The Board receives regular reports from these committees as well as management, assesses major risks, and reviews with management options for risk mitigation.

Code of Conduct

The members of the Board, as well as the executive officers and all other employees, contractors, vendors and business partners of the Company are subject to and responsible for compliance with the Jack Henry Code of Conduct. The Code of Conduct contains policies and practices for the ethical and lawful conduct of our business, as well as procedures for confidential investigation of complaints and discipline of wrongdoers.

Governance Materials Available

The Company has posted its significant corporate governance documents on its website at http://

jkhy.client.shareholder.com/corporate-governance. There you will find copies of the current Corporate Governance Guidelines, the Jack Henry Code of Conduct, the Compensation Committee Charter, the Governance Committee Charter (with attached Nomination Policy), Audit Committee Charter, and the Risk and Compliance Committee Charter, as well as the Company’s Certificate of Incorporation and By-Laws. Other investor relations materials are also posted at http://jkhy.client.shareholder.com/, including SEC reports, financial statements and news releases.

The Board of Directors and Its Committees

The Board of Directors held four regular meetings and three special meetings during the last fiscal year. Each director attended at least 75% of all meetings of the Board and all committees on which they served. The independent directors met in four executive sessions without management present during the last fiscal year. In accordance with our Corporate Governance Guidelines, all the directors attended the Annual Meeting of the Stockholders held on November 9, 2017.

The Governance Committee of the Board has determined that seven of the Board’s nine members, Flanigan, Wilson, Fiegel, Wimsett, Kelly, Miyashiro and Brown are independent directors under applicable NASDAQ standards.

The Board has adopted Stock Ownership Guidelines establishing stock ownership goals applicable to directors as well as senior management of the Company. Each non-employee director of the Company is expected to own Company shares having a value of at least five times the annual director cash retainer. Under the terms of the guidelines, new directors should be in compliance with this standard within five years after joining the Board. For this purpose, in addition to shares held outright, directors may include shares held in trust for immediate family members as well as the “in-the-money” value of any vested stock options and all restricted stock. As measured on June 30, 2018, all directors on such date were following these guidelines.

The Board of Directors has the following four standing committees, each of which operates under a written charter adopted by the Board:

Audit Committee

Chair:	Wilson
Members:	Flanigan, Wimsett, Brown
Meetings in FY 2018:	17
The Audit Committee selects and oversees the independent auditor, reviews the scope and results of the annual audit, reviews critical accounting policies, reviews internal controls over financial reporting, pre-approves retention of the independent registered public accounting firm for any services, oversees our internal audit function, reviews and approves all material related party transactions, reviews regulatory examination results and addresses financial reporting risks. All members of the Audit Committee are independent. The Board has determined that Matthew Flanigan is an “audit committee financial expert” as defined by the SEC because of his extensive accounting and financial experience. Please see the Audit Committee Report in this proxy statement for information about our 2018 fiscal year audit.

Compensation Committee

Chair:	Flanigan
Members:	Wilson, Miyashiro, Brown
Meetings in FY2018:	12
The Compensation Committee establishes and reviews the compensation, perquisites and benefits of the Executive Officers, evaluates the performance of senior executive officers, makes recommendations to the Board on director compensation, considers incentive compensation plans for our employees and carries out duties assigned to the Compensation Committee under our equity compensation plans and employee stock purchase plan. Under its charter, the Compensation Committee has the authority to delegate certain responsibilities to subcommittees, but it may not delegate any matter relating to senior executive compensation. To date, the Compensation Committee has not delegated any of its responsibilities. All members of the Compensation Committee are independent. Please see the Compensation Committee Report and the Compensation Discussion and Analysis in this proxy statement for further information about the Compensation Committee’s process and decisions in fiscal 2018.

Governance Committee

Chair:	Kelly
Members:	Fiegel, Flanigan
Meetings in FY2018:	4
The Governance Committee identifies, evaluates and recruits qualified individuals to stand for election to the Board, recommends corporate governance policy changes, reviews executive succession planning and evaluates Board performance. The Governance Committee will consider candidates recommended by stockholders, provided such recommendations are made in accordance with the procedures set forth in the “Governance Committee Nomination Policy” attached to its charter, discussed in greater detail in “Stockholder Recommended Director Candidates,” above. All members of the Governance Committee are independent.

Risk and Compliance Committee

Chair:	Fiegel
Members:	Wimsett, Prim, Kelly, Miyashiro
Meetings in FY2018:	11
The Risk and Compliance Committee reviews the Company’s compliance practices, reviews enterprise risks, oversees the Company’s risk assessment and management programs, reviews risk preparedness and mitigation, monitors regulatory compliance and oversees response to regulatory requirements. The Risk and Compliance Committee has four members who are independent and one (Mr. Prim) non-independent member. Please see “Risk Oversight” above for further information about the Committee’s risk management responsibilities.

Compensation Committee Interlocks and Insider Participation

During our 2018 fiscal year, Messrs. Flanigan, Wilson, Brown and Ms. Miyashiro served on the Compensation Committee. None of the members of the Compensation Committee is currently or was formerly an officer or employee of the Company. Ms. Miyashiro is President and CEO of Orange County’s Credit Union, which is a customer of the Company as described below in “Certain Relationships and Related Transactions.” There are no other Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the SEC’s rules and regulations.

Director Compensation

The following table sets forth compensation paid to our independent directors in fiscal year 2018. The compensation paid to Mr. Prim and Mr. Foss as employees is detailed below at “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Options Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Matthew C. Flanigan	127,000	133,426	-	-	-	260,426
Thomas H. Wilson	111,000	133,426 (2)	-	-	-	244,426
Thomas A. Wimsett	94,500	133,426	-	-	-	227,926
Wesley A. Brown	96,000	133,426	-	-	-	229,426
Jacque R. Fiegel	89,500	133,426	-	-	-	222,926
Laura G. Kelly	89,500	133,426 (2)	-	-	-	222,926
Shruti S. Miyashiro	87,000	133,426	-	-	-	220,426

(1)
These amounts reflect the aggregate grant date fair value of restricted stock units granted in the fiscal year ended June 30, 2018, in accordance with FASB ASC Topic 718. For assumptions used in determining the fair value of restricted stock units granted, see Note 9 to the Company’s 2018 Consolidated Financial Statements.

(2)	Includes amounts deferred pursuant to the Company’s Non-Employee Director Deferred Compensation Plan.

A director who is employed by the Company does not receive any separate compensation for service on the Board of Directors. In the fiscal year ended June 30, 2018, each non-employee director received annual retainer compensation of
$40,000 per year plus $3,500 for attending each in-person Board meeting and $1,500 for each telephone Board meeting. The annual retainer is paid following the Annual Meeting of the Stockholders with respect to the period running from the Annual Meeting in November to the next Annual Meeting. Each non-employee director was also reimbursed for out-of- pocket expenses incurred in attending all Board and committee meetings.

The Lead Director (currently Mr. Flanigan) is compensated with an additional annual retainer amount of $15,000.

Equity compensation is paid annually to the non-employee directors in the form of restricted stock units. These restricted stock units are issued under the Company’s 2015 Equity Incentive Plan. For fiscal 2018, the annual grant amount paid to each non-employee director was 1,196 restricted stock units, granted on the third business day following the date of the 2017 Annual Meeting. In July 2018, Mr. Prim was granted 366 restricted stock units upon transitioning to a non-employee director, representing a prorated portion of the remaining director term from July 1, 2018 through the the date of this year’s Annual Meeting. The stock unit restrictions on the director grants will lapse on November 14, 2018.

In the year ended June 30, 2018, the chair of the Audit Committee received an annual retainer of $15,000 and the chairpersons of the Compensation, Governance and Risk and Compliance committees each received an annual retainer of $10,000. In-person meeting fees of the committees, paid to all attending committee members, were $2,000 per meeting for the Audit Committee and $1,500 per meeting for all other Board committees. The telephone meeting fee paid to all attending committee members for all committees was $1,000 per meeting. In addition, Board members may be paid a “Board Service Fee” of $1,000 per day for service to the Company in support of Board or committee functions on days when there is no scheduled meeting.

In fiscal 2018, the directors listed above were not eligible to participate in any non-equity incentive plan compensation from the Company or any pension plan of the Company. Non-employee directors are eligible for and may elect to participate in the Company’s Non-Employee Director Deferred Compensation Plan. In fiscal 2018, only the restricted stock unit awards to non-employee directors were eligible for deferral and only two of the non-employee directors elected deferral of their awards. Deferred amounts are maintained by the Company in bookkeeping accounts. Stock awards that are deferred are deemed invested in the Company’s common stock, and dividends paid on deferred equity awards are invested in a Federal Rate fund. The deferred amounts are unsecured obligations of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Shruti S. Miyashiro is President and Chief Executive Officer of Orange County’s Credit Union of Santa Ana, CA. Orange County’s Credit Union is a customer of the Company and during the year ended June 30, 2018, it paid $1,180,178 to the Company, primarily for software maintenance and implementation services. The Audit Committee has reviewed the transactions with the credit union and has concluded that they were on terms no less favorable to the Company than arrangements with other unaffiliated customers. The Governance Committee also considered the transactions and concluded that Ms. Miyashiro is an independent director despite the customer relationship.

The Board of Directors has adopted a written policy that requires all related party transactions to be reviewed and approved by the Audit Committee of the Board. The Audit Committee is charged with determining whether a related party transaction is in the best interests of, or not inconsistent with the interests of, the Company and its stockholders. In making this determination, the Audit Committee will consider such factors as whether the related party transaction is on terms no less favorable to the Company than terms generally available to unaffiliated third parties and the extent of the related party’s interest in the transaction. No director may participate in any discussion, approval or ratification of any transaction in which he or she has an interest, except for the purpose of providing information concerning the transaction. For transactions in which the aggregate amount is less than $200,000, the Chairman of the Audit Committee has been delegated the authority to pre-approve related party transactions, subject to later review by the full committee. At least annually, ongoing related party transactions will be reviewed to assess continued compliance with the policy.

For purposes of the Related Party Transaction Policy, a related party transaction is a transaction or relationship in which the aggregate amount involved will be or may exceed $100,000 in any calendar year, involves the Company as a participant, and in which any related party has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of the other entity). A related party is any executive officer, director, or more than 5% beneficial owner of the Company or any immediate family member of such persons.

The policy also contains standing pre-approvals of certain transactions that are not believed to pose any material risk to the Company even if the aggregate amount exceeds $100,000 in a calendar year, including: employment arrangements with executive officers, director compensation, transactions involving competitive bids, certain banking-related services, and certain Company charitable contributions. Standing approval is also provided for transactions with another company where the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that entity’s shares, if the aggregate amount does not exceed $1,000,000 or 2% of that entity’s annual revenues.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company is required to identify any director, officer or greater than ten percent beneficial owner who failed to timely file with the SEC a report required under Section 16(a) of the Securities Exchange Act of 1934 relating to ownership and changes in ownership of the Company’s Common Stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5. To the Company’s knowledge, based solely on its review of the copies of such forms received by it, the Company believes that during the fiscal year ended June 30, 2018 all required Section 16(a) filings were filed timely.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is currently composed of four independent directors. The Board has determined that Audit Committee member Matthew C. Flanigan is an “audit committee financial expert” under relevant SEC standards because of his extensive accounting and financial experience. The Board of Directors and the Audit Committee believe that the Audit Committee’s current members satisfy all NASDAQ and Securities and Exchange Commission rules that govern audit committee composition.

The Audit Committee operates under a written Charter adopted by the Board of Directors. The Charter requires the Audit Committee to oversee and retain the independent registered public accounting firm, pre-approve the services and fees of the independent registered public accounting firm, regularly consider critical accounting policies of the Company, review and approve material related party transactions, receive reports from the Company’s Director of Internal Audit and General Manager of Enterprise Risk Management, and establish procedures for receipt and handling of complaints and anonymous submissions regarding accounting or auditing matters. The Charter also contains the commitment of the Board of Directors to provide funding and support for the operation of the Audit Committee, including funding for independent counsel for the Committee if the need arises.

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary duty for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 16 of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered accounting firm its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. These meetings without management present are held at least once each year, and one such meeting was held in the fiscal year just ended.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2018 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended June 30, 2018 for filing with the Securities and Exchange Commission.

Audit Committee
Thomas H. Wilson, Jr., Chair
Matthew C. Flanigan
Thomas A. Wimsett
Wesley A. Brown

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The executive officers and significant employees of the Company, as well as certain biographical information about them, are as follows:

Name	Position with Company	Officer/Significant Employee Since
David B. Foss	President, Chief Executive Officer, and Director	2014
Kevin D. Williams	Chief Financial Officer and Treasurer	2001
Mark S. Forbis	Executive Vice President and Chief Technology Officer	2006
Craig K. Morgan	General Counsel and Secretary	2016
Gregory R. Adelson	Vice President and General Manager of JHA Payment Solutions	2018
Russell L. Bernthal	Vice President and President of ProfitStars	2018
Teddy I. Bilke	Vice President and President of Symitar	2018
Ronald L. Moses	Vice President and General Manager of Consumer and Commercial Solutions	2018
Stacey E. Zengel	Vice President and President of Jack Henry Banking	2018

The following information is provided regarding the executive officers and significant employees not already described herein, all of whom are United States citizens:

Kevin D. Williams, age 59, Chief Financial Officer and Treasurer. In 2001, Mr. Williams was appointed by the Board to serve as Chief Financial Officer and Treasurer of the Company, having previously served as Controller of the Company since joining the Company in 1998. Prior to joining the Company, Mr. Williams was a practicing CPA as a Senior Manager for the Baird Kurtz & Dobson public accounting firm. Mr. William’s executive management responsibilities extend beyond finance and accounting to include investor relations, internal audit and travel.

Mark S. Forbis, age 55, Executive Vice President and Chief Technology Officer. Mr. Forbis has served as Vice President and Chief Technology Officer since 2006 and as General Manager of Technology Services since 2002. Mr. Forbis joined the Company in 1988 and has served in a number of positions, including Manager of Imaging from 1994 to his appointment as a General Manager in 2002. Prior to joining the Company, Mr. Forbis had several jobs in bank data processing, including supervisory and management positions with BankTech, Inc. and Systematics, Inc. As Chief Technology Officer and General Manager of Technology Services, Mr. Forbis leads a team of over 900 employees in research, design, programming, development, procurement, engineering, security, facilities, communications and networking.

Craig K. Morgan, age 42, General Counsel and Secretary. Mr. Morgan was named General Counsel and Secretary in November 2016. Mr. Morgan had previously served as Managing Corporate Counsel and has served in multiple roles in the Legal Department since joining the Company in 2004. Prior to joining the Company, Mr. Morgan worked in research and development in the biotechnology industry.

Gregory R Adelson, age 54, Vice President and General Manager of JHA Payment Solutions. Mr. Adelson was appointed Vice President in July 2018 and has served as the General Manager of JHA Payment Solutions since 2014. As Vice President and General Manager of JHA Payment Solutions, Mr. Adelson is responsible for developing the strategic direction and leading a team of over 1,250 employees in servicing clients utilizing all JHA payment processing solutions. Mr. Adelson joined the Company in 2011 as Group President of iPay Solutions, the Company’s bill pay business unit. Prior to joining the Company, Mr. Adelson had several executive roles with payment processing companies, including Chief Operating Officer at National Processing Company and President at ChoicePay.

Russell L. Bernthal, age 60, Vice President and President of ProfitStars. Mr. Bernthal was appointed Vice President in July 2018. Mr. Bernthal joined the Company in 2005 through the acquisition of Tangent Analytics, Inc., where he served as President and CEO. In July 2014, he was promoted from Group President of Software Solutions to President of ProfitStars. Mr. Bernthal has over 35 years of entrepreneurial and leadership expertise in software products, consulting services, business development, and proଁtable operations throughout the global market.

Teddy I. Bilke, age 57, Vice President and President of Symitar. Mr. Bilke was appointed Vice President in July 2018 and has served as General Manager and President of Symitar since 2010. Mr. Bilke joined the Company in 2005 and served in multiple positions, including General Manager of Symitar Development & Operations and Senior Director of Symitar Operations.  Prior to joining the Company, Mr. Bilke had several roles in technology companies including Vice President of Lockheed Martin Space Operations (LMSO), Chief Operating Officer of Ascendant Solutions, Director of MCI Systemhouse, Vice President of Bell & Howell, and several roles with Electronic Data Systems (EDS).

Ronald L. Moses, age 56, Vice President and General Manager of Consumer and Commercial Solutions. Mr. Moses was appointed Vice President in July 2018 and has served as General Manager of Consumer and Commercial Solutions since 2015. Mr. Moses leads a team of over 750 employees in research, design, development, engineering, implementation, education, and customer service. Mr. Moses joined the Company in 1999 via the acquisition of BancTec Financial Systems and has served in a number of positions, including being named Senior Director Software Engineering in 2007 to his appointment as General Manager of Imaging Solutions in 2013. Prior to joining the Company, Mr. Moses served multiple positions in the financial services industry, including development, supervisory, and management positions with Springfield Computer Consultants and BancTec.

Stacey E. Zengel, age 56, Vice President and President of Jack Henry Banking.  Mr. Zengel was appointed Vice President in 2018 and has served as President of Jack Henry Banking since 2016. Since joining the Company in 1999, Mr. Zengel has served in two General Manager positions, leading the Company’s outsourcing and imaging businesses. Prior to joining the Company, Mr. Zengel worked for BancTec in the financial services industry and spent nine years working for a software provider in the vertical market home health care industry.
COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the following Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Matthew C. Flanigan, Chair
Thomas H. Wilson, Jr.
Shruti S. Miyashiro
Wesley A. Brown

COMPENSATION DISCUSSION AND ANALYSIS

You will have the opportunity to cast an advisory vote on Jack Henry’s executive compensation at this year’s Annual Meeting (our “say on pay” vote), included as Proposal 2 in this proxy statement (page 34). We encourage you to review this section prior to casting your “say on pay” advisory vote.

At the Company’s Annual Meeting of Stockholders held in November 2017, over 99% of the votes cast on say-on-pay at that meeting were voted in favor of the proposal. The Compensation Committee believes this vote strongly affirms the stockholders’ support of the Company’s approach to executive compensation, and the Committee did not change its basic approach to compensation of the Named Executives in fiscal 2018. The Compensation Committee believes that stockholder input on executive compensation is crucial and will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the Named Executives.

This Compensation Discussion and Analysis is designed to provide information regarding the philosophy and objectives underlying our compensation policies, the processes we follow in setting compensation, the components we utilize in compensating our top executives, and the resulting compensation outcomes. This discussion is focused on the “Named Executives” as of June 30, 2018: President and Chief Executive Officer David Foss, Chief Financial Officer and Treasurer Kevin Williams, Executive Vice President and Chief Technology Officer Mark Forbis, and General Counsel and Secretary Craig Morgan. Specific information about the compensation of the Named Executives is set forth in the Summary Compensation Table and other compensation tables beginning on page 29, which should be read in conjunction with this discussion.

Executive Summary

Fiscal 2018 was another successful year for Jack Henry and our stockholders. Total shareholder return was 103% for the three-year period ending on June 30, 2018 and 25% for the one-year period ending on the same date, using the average closing price of the last ten calendar days of the fiscal year. We increased annual operating income in fiscal year 2018 by 9.1%. The compensation decisions made by the Committee recognized these absolute and relative outcomes, and reflect a clear expression of the principle of pay for performance which is at the center of our decisions regarding executive compensation. In broad terms, the fiscal year 2018 executive compensation program implemented this pay for performance principle with the following elements of compensation:

Base Pay	Fixed and recurring cash compensation
•   Base pay is set at market competitive levels to attract and retain highly qualified and effective executives.
•   Fiscal 2018 base pay was increased from 3% to 31% in response to competitive market data and evaluation of individual performance.

Annual Incentive Cash Bonus	Variable cash compensation tied to annual operating income versus budget and obtainment of individual performance goals (“IPG”)
•   Fiscal 2018 operating income grew 9.1% and finished the year at 102.0% of the annual budget set at the beginning of the year.
•   Fiscal 2018 bonus payments were 97.2% to 107.0% of targets as determined by the above budget operating income and individual performances.
•   Annual cash bonus targets were set at market competitive levels and were expressed as percentages of base pay as follows for the named executive officers:
–    100% of base pay for Mr. Foss
–    80% of base pay for Mr. Williams
–    50% of base pay for Mr. Forbis
–    30% of base pay for Mr. Morgan

Long-Term Incentive Compensation	Performance shares that vest based on Jack Henry relative total shareholder return (“TSR”)1 performance versus peers
•  Three-year TSR was strong on an absolute basis at 103.0%.
•  For the fiscal 2016 grant with three year performance period ending on June 30, 2018, Jack Henry’s relative TSR outcome at the 81st percentile, resulting in 175% of the target shares vesting.
•  Annual grants are made at market competitive levels, and the target grant values for the fiscal 2018 performance shares (three-year measurement period ending June 30, 2020) were set at the following multiple of base pay:
–    4.2 times for Mr. Foss
–    2.2 times for Mr. Williams
–    1.4 times for Mr. Forbis
–    1.1 times for Mr. Morgan

(1) TSR = (Change in Stock Price + Dividends) ÷ Beginning Stock Price; assumes reinvestment of dividends.

In the aggregate, the relative portions of these three primary elements that made up the pay mix for Messrs. Foss, Williams, Forbis and Morgan in fiscal year 2018 are represented graphically in the following chart:
The fiscal 2018 pay mix established by the Compensation Committee in July of 2017 clearly focused on performance-based pay, and particularly emphasized long-term performance by the Company. The pay mix was intended to ensure that the Named Executives remained highly focused on the long-term success of the Company.

As part of the previously announced transition of duties from Mr. Prim to Mr. Foss, the Compensation Committee determined that Mr. Prim’s salary would remain at $310,000 after it had been previously been reduced by half in April of 2017. The Compensation Committee also decided not to award Mr. Prim an annual incentive cash bonus or to award additional long-term incentive compensation. The remainder of the Compensation Discussion & Analysis will omit discussion of Mr. Prim’s compensation. Except as otherwise specifically indicated, where the discussion below refers to “Named Executives,” it refers to the four Named Executives who were serving the Company as executive officers at the end of fiscal 2018 (Messrs. Foss, Williams, Forbis and Morgan), and not to Mr. Prim.

Compensation Philosophy and Objectives

Jack Henry’s compensation philosophy is to offer compensation programs to our executives that:

•	Attract and retain highly qualified and motivated executives;

•	Encourage esprit de corps and reward outstanding performance;

•	Focus executives on achieving consistent earnings growth;

•	Encourage continuation of the Company’s entrepreneurial spirit; and

•	Reward the creation of stockholder value.
In meeting these objectives, the Compensation Committee strives for the interests of management and stockholders to be the same - the maximization of stockholder value. To this end, the key financial performance measures are operating income and total shareholder return. Both measures emphasize a focus on revenue growth, operating efficiencies to yield strong margins and returns to shareholders in excess of our peers.

The Compensation Committee designs and maintains compensation programs consistent with our executive compensation philosophy to achieve the following objectives:

•	To attract, retain and motivate highly qualified executives by offering compensation programs that are competitive with programs offered by companies in our Compensation Peer Group.

•	To link performance and executive pay by tying bonus amounts to achievement of key objectives under the Company’s annual business plans, as well as specific individual performance goals.

•	To reward competitive performance in comparison with peers in our industry.

•
To reward the creation of long-term stockholder value through long-term incentive compensation awards and encourage significant stock ownership by top management to further align executive interests to those of our stockholders.

In pursuit of these objectives, the Compensation Committee believes that the compensation packages provided to the Named Executives should include both cash and equity-based compensation, with an emphasis on performance-based pay:

Compensation Element	Purpose
Base salary	• Attract and retain highly qualified executives
Annual cash incentive	• Support pay-for-performance orientation • Focus executives on executing the annual operating plan and key financial and nonfinancial measures of success
Long-term incentive	• Align interests of executives and stockholders • Support a stock ownership culture • Drive long-term value creation
Broad-based benefits	• Attract and retain highly qualified executives • Reflect the broad practices at Jack Henry
Termination provisions	• Align management and shareholder interests to review all possible business alternatives

Process for Establishing Compensation

The Compensation Committee has overall responsibility for making decisions regarding the compensation of the Named Executives. In conducting annual performance reviews and determining appropriate compensation levels for the Named

Executives the Compensation Committee meets and deliberates outside the presence of the Named Executives and other members of the executive management team. With respect to the compensation levels for other Named Executives, the Compensation Committee considers input and recommendations from the President and Chief Executive Officer. Performance reviews of the Named Executives are based on objective and subjective evaluations of individual performance as well as their performance in the preceding fiscal year in achieving Company performance objectives. While our President and Chief Executive Officer makes recommendations concerning salary adjustments, cash bonus programs and award amounts for the other Named Executives, the Compensation Committee exercises its discretion and sole authority to set the compensation of each of the Named Executives.

In designing compensation programs and determining compensation levels for the Named Executives for fiscal year 2018 (ending June 30, 2018), the Compensation Committee was assisted by an independent compensation consultant firm. The Compensation Committee engaged Willis Towers Watson (“WTW”), a global human resources consulting firm, to serve as its independent advisor and compensation consultant with respect to fiscal 2018. The Chairman of the Compensation Committee worked directly with WTW to determine the scope of the work needed to assist the Committee in its decision-making processes. The engagement of the consulting firm included provision of benchmark comparative data for the Named Executives with respect to base salaries, annual cash bonuses, long term incentives, and comparative data regarding severance. WTW was also engaged to provide analysis and advice to the Compensation Committee with respect to the compensation of the Company’s independent directors. WTW did not provide any other consultation or services to the Company or management. The Compensation Committee has assessed the independence of WTW and determined that no conflict of interest exists under the rules established by the SEC. The Compensation Committee reviews the independence of its advisors annually.

Mr. Morgan was designated a Section 16 reporting officer and an executive officer in August 2017. Due to the timing of this designation, Mr. Morgan’s compensation information was not included in the analysis and advice portion of the engagement with WTW. Mr. Foss determined Mr. Morgan’s compensation in connection with such designation. The salary decision was based on time in the position, amount of assigned responsibility, and reference to compensation examples of comparable positions. Mr. Morgan’s annual cash bonus target and long term incentive compensation were set at the rate for general manager-level management within the Company. The Compensation Committee approved the compensation decisions for Mr. Morgan made by Mr. Foss. In the following discussion of compensation, references to Mr. Morgan’s compensation will be based on this separate decision making process.

In making compensation decisions, the Compensation Committee compared each element of total direct compensation against a peer group of publicly traded companies in the software, payments and data processing industries against which the Compensation Committee believes we compete in the market for executive talent. We collectively refer to this group as the “Compensation Peer Group.” In selecting companies for the Compensation Peer Group, the Compensation Committee has considered multiple criteria, including industry, annual revenue and market capitalization. For fiscal 2018, the Compensation Peer Group was comprised of the following companies:

ACI Worldwide, Inc.	Bottomline Technologies, Inc.	Broadridge Financial Solutions
Cardtronics	Convergys Corporation	Corelogic
DST Systems, Inc.	Euronet Worldwide, Inc.	Fair Isaac Corporation
Fidelity National Information Services, Inc.	Fiserv, Inc.	Global Payments, Inc.
Square, Inc.	SS&C Technologies Holdings	Total Systems Services, Inc.
Tyler Technologies, Inc.	Verifone Systems	WEX

The Compensation Peer Group is reviewed annually and, as appropriate, updated by the Compensation Committee to make sure that members of the group are consistent with the Company’s industry and financial scope and comparable in terms of size and labor pool. For comparison purposes, Jack Henry’s annual revenues were moderately below the median revenues of the members of the Compensation Peer Group, but Jack Henry’s market capitalization was moderately above the median of the group. DST Systems Inc., which was included in the peer group at the beginning of fiscal 2018, was acquired in April 2018 and is no longer a public company. As a result, DST Systems, Inc. has been removed from the peer group.

To benchmark each element of total compensation for our Named Executives, WTW provided data from two key sources: (1) an executive compensation survey reflective of our industry and the general industry and (2) public filings for the companies in our Compensation Peer Group. In reviewing compensation survey data, the Compensation Committee considered data for software companies with annual revenues similar to the Company. Sources of data for compensation surveys and analysis include surveys for our Compensation Peer Group and the software industry, in addition to proxy statements and other public filings by companies in our Compensation Peer Group.

In setting fiscal 2018 compensation, the Compensation Committee considered benchmarks for total cash compensation (i.e., base salary and annual cash incentives) and approved target bonus levels for the Named Executives which combined with the salaries approach the 50th percentile of the Compensation Peer Group. In targeting total cash compensation and long-term incentive compensation at or near the 50th percentile, the Compensation Committee recognized that there are certain limitations in the market data available for the Compensation Peer Group. Thus, in addition to considering levels of compensation suggested by market data, the Compensation Committee also considered other relevant factors including performance against pre-identified objectives under business plans for the preceding fiscal year, individual performance reviews, change in job duties, geographic location and internal equity for compensation levels among our executives.

The allocation between cash, non-cash, short-term and long-term incentive compensation is measured against the practices of our Compensation Peer Group and reflects the Compensation Committee’s determination of the appropriate compensation mix among base pay, annual cash incentives and long-term equity incentives to encourage retention and performance. Actual cash and equity incentive awards are determined by the performance of the Company and the individual, depending on the type of award, compared to established goals. For the fiscal year ending June 30, 2018, the elements of the compensation mix included:

•	Base salary, designed to attract and retain executives;

•	Annual cash incentive bonus compensation, designed to focus on business, financial and individual objectives established by the Board for the year;

•
Long-term incentive compensation consisting of performance shares which are earned by achieving levels of total shareholder return compared to our Compensation Peer Group, designed to focus executives on the long-term success of the Company as reflected in the market price of the Company’s stock; and

•	Broad-based employee benefits programs.

Base Salary

In July of 2017, the Compensation Committee considered competitive data provided by WTW. Based on this data as well as individual and corporate performance and changes in executive duties, the Committee increased the base salaries of the President and Chief Executive Officer by 16.7%, Chief Financial Officer by 3.3%, and the Chief Technology Officer by 10.8%, effective October 1, 2017. As discussed above under "Process for Establishing Compensation", Mr. Foss approved an increase for the General Counsel of 31.1%, effective October 1, 2017, from the initial salary that was set when Mr. Morgan started in the General Counsel position in November 2016.

Although the Compensation Committee believes that competitive base salaries are necessary to attract and retain a highly qualified and effective executive team, it also believes that a significant portion of executive compensation should be based on pay-for-performance.

Annual Incentive Cash Bonuses

It is our practice to provide Named Executives with the opportunity to earn annual incentive cash bonus compensation through programs that reward attainment of key objectives under corporate annual business plans. The objectives that underlie our annual incentive compensation programs may vary between fiscal years and between the Named Executives, but generally include objectives that reward attainment of targeted earnings as well as individual performance goals. In setting the fiscal 2018 bonus amounts a Named Executive is eligible to earn for achieving specified objectives, the Compensation Committee targeted bonus and total cash compensation levels at or near the 50th percentile of the Compensation Peer Group and published survey data. Bonus opportunities for achieving objectives are generally established as a percentage of an executive’s base salary and the percentages increase with job scope and complexity.

Executives have the opportunity to earn reduced bonus amounts if a minimum level (threshold) of performance against an objective is achieved and can also earn increased bonus amounts for performance in excess of the level of targeted performance.

The decision as to whether to offer an annual incentive cash bonus program to Named Executives for any fiscal year, the type and funding of any program offered, and the objectives that underlie any program, are subject to the discretion of the Compensation Committee and its assessment of general and industry specific conditions existing during the applicable period. In determining the amount of bonus that a Named Executive is eligible to earn under a bonus program, the Compensation Committee may also exercise negative discretion to reduce an award based on its assessment of the executive’s contribution and accountability for the objectives that are the subject of the bonus, the internal equity of the executive’s bonus opportunity as compared to bonus opportunities for our other executives, and any other factors the Compensation Committee considers relevant.

To provide an appropriate structure for cash bonus incentives, the Company’s stockholders previously approved the 2017 Annual Incentive Plan. Cash bonus incentives for fiscal year 2018 were structured under the 2017 Annual Incentive Plan.

The fiscal 2018 incentive cash bonus plan established for the Named Executives was based 75% upon achievement of the Company’s annual budget operating income target. The fiscal 2018 annual incentive plan provided that no bonus was payable unless the Company’s performance on the operating income measurement was at or above the threshold for achievement. The operating income target was established from the annual budget of the Company as approved by the Board, and excluded from consideration the effect on operating income of an election to implement a voluntary early departure incentive plan for associates. The annual budget was developed by management with input from the Board of Directors in a thorough process that builds upon departmental forecasts and considers historical performance, industry dynamics, and macro-economic trends.

The other 25% of each of the participating Named Executive’s incentive cash bonus in fiscal 2018 was determined by achievement of individual performance goals set for the officers by the Compensation Committee. These goals varied from individual to individual and included both objective and subjective measures of performance. The individual performance goals were intended to align the individual officers with the Company’s business strategies and objectives in each officer’s sphere of duties and control. Examples include achievement of specified customer and employee satisfaction ratings, implementation of programs and systems, process and control improvements, completion of development projects, and meeting specified financial goals. These individual goals are keys to financial and business success for Jack Henry and thus contribute to producing income and shareholder returns over the long-term. Grading of performance on the individual performance goals was in some cases “achieved” or “not achieved” and in other cases on a sliding scale, such as from fail to below target, at target and above target, and thus some potential individual performance bonus amounts varied from zero to target and above target.

The 2018 plan provided for bonuses of 100% of base compensation for the Chief Executive Officer, 80% of base compensation for the Chief Financial Officer, 50% of base compensation for the Chief Technology Officer, and 30% of base compensation for the General Counsel, at pre-determined performance targets. The operating income component of the annual bonus for the participating Named Executives ranged from a threshold of 90% of budgeted operating income to a target at 100% and to a maximum at 110%. Bonus payouts for operating income achievement ranged from 50% of target at threshold performance to as much as 200% of targeted bonus at maximum performance. Bonus payouts for achieving individual performance goals varied from 0 to 100% and in a few instances, could range to a maximum of 125% as to specific scalable goals. The overall bonus percentages and ranges were determined primarily by reference to comparative compensation data provided to the Compensation Committee by its independent advisor. The maximum bonus was intended to be payable only upon truly superior performance. The Compensation Committee intended for this bonus plan to provide a strong incentive for management to meet and exceed budgetary income and individual performance goals in fiscal 2018.

The Company performed well in fiscal 2018. After excluding the effect of an election to implement the voluntary early departure incentive plan for associates described above, the Company produced operating income of $396.5 million, approximately 101.98% of budgeted operating income of $388.8 million. The resulting payout was 107.9% of target of the portion of the participating Named Executives’ bonus determined by operating income. The full fiscal 2018 incentive bonuses paid, including amounts paid for achievement of individual performance goals, were as follows:

Named Executive	Target Annual	Performance on Incentive Measures		Annual Incentive Payout -
	Incentive		Individual	FY2018
	(as % of base)	Operating Income	Performance Goals
		Performance	Performance
		(75% of Bonus)	(25% of Bonus)	% of Target	Amount ($)
David B Foss, President and CEO	100%	107.9%	98.4%	105.5%	738,789
Kevin D. Williams, CFO	80%	107.9%	104.3%	107.0%	398,054
Mark S. Forbis, CTO	50%	107.9%	65.0%	97.2%	174,944
Craig K. Morgan, GC	30%	107.9%	100.0%	105.9%	93,758
Although bonuses have been earned in each of the last five fiscal years, the Compensation Committee notes that the plan is not structured to require the payment of bonus in every year and performance targets are not set at levels which are easy to achieve. Bonuses paid over the last five years have generally been modestly above target levels in three of those years, but one of the four executives received a bonus below target in fiscal year 2018. The Compensation Committee continues to believe that annual cash bonus opportunities are highly effective motivators for management employees and are instrumental in obtaining excellent performance in comparison with the Company’s competitors in both strong and weak economic environments.

The Committee believes that the costs to the Company of potentially large incentive bonuses are fully justified by the potential benefits and return to our stockholders. The Compensation Committee will in future years continue to thoroughly review the effects of the bonus plan on results achieved and will make any changes to the bonus plan deemed necessary.

In addition to the cash bonus opportunities under our formal pay-for-performance cash bonus programs, the Compensation Committee may choose to reward extraordinary performance and achievements by awarding discretionary bonuses to the Named Executives and other employees from time to time that are not part of the annual incentive plan or any other plan. With respect to the Named Executives, no discretionary bonuses were awarded based on Company performance or the executives’ performance during fiscal 2018.

Long-Term Incentive Compensation

We believe that equity awards have been instrumental in building Jack Henry & Associates, in retaining talent, and in encouraging management to take the long-term view with regard to strategic decisions they face. Equity awards also help focus executive and employee attention on managing the Company from the perspective of an owner with an equity stake in the business. Since the adoption of the Company’s Restricted Stock Plan in 2005 and continuing under the Company’s 2015 Equity Incentive Plan, the Compensation Committee has had the authority to grant restricted stock awards of various types and to determine the terms of the restrictions on granted shares. Starting in fiscal 2013, long-term incentive compensation was granted to the Named Executives in the form of performance shares.

Grants may be made annually in the future, but future grants will continue to be discretionary and amounts may fluctuate based upon the Compensation Committee’s evaluation of performance from year to year. In determining the level of award for a Named Executive, the Compensation Committee considers relevant factors such as achievement of previously identified objectives, the executive’s performance, comparative data from the Compensation Peer Group and other sources, the current equity ownership and equity awards held by the individual executive and the internal equity of the level of award granted to the executive compared to awards granted to other executives. In reviewing the award levels for our Named Executives, the Compensation Committee believes it is appropriate to consider the Company’s performance against key objectives under its corporate business plan for the preceding fiscal year, including objectives related to revenue and earnings targets, and whether the Company’s performance during the preceding fiscal year benefited stockholders as measured by the market price of the Company’s Common Stock. In administering the equity compensation programs, the Compensation Committee monitors the level of dilution that can result from equity awards to executives and other employees and considers the dilutive effect of the Company’s aggregate equity awards during any fiscal year.

The specific grants to the Named Executives for fiscal 2018 were structured as performance shares that vest only on achievement of performance goals and thus strongly reflect the principle of pay-for-performance. A grant of performance shares is a contractual right to receive stock and/or cash in the future when vesting conditions are met. The specific grants of performance shares in fiscal 2018 to the Named Executives vest at the end of three years based on total shareholder return in comparison to the Compensation Peer Group over the three-year period. For this purpose, total shareholder return (“TSR”) was defined as ending stock price minus beginning stock price (adjusted for splits and similar changes) plus dividends per share paid over the performance period, all divided by the beginning stock price. A target amount of stock was set for each Named Executive that may be earned if TSR at the end of the three-year period is at the 60th percentile in comparison to the Compensation Peer Group. Vesting ranges from 35% of the performance shares at the 25th percentile to the maximum amount of the grant (175% of target) at or above the 75th percentile relative to the Compensation Peer Group. No shares will vest if performance is below the 25th percentile threshold. By setting the target amount at the 60th percentile, the Committee continued to convey that long-term superior performance is expected and remains the goal of this incentive program.

The fiscal 2018 performance share grants to the Named Executives were approved in target dollar amounts with grant date accounting values roughly set at 3.6 times base salary of Mr. Foss, 2.2 times base salary of Mr. Williams, 1.3 times base salary of Mr. Forbis, and 1.1 times the base salary of Mr. Morgan. The fiscal 2018 grant amounts were determined with reference to comparable grants of long-term incentive compensation by other members of the Compensation Peer Group and published survey data, and were roughly targeted at the 50th percentile of the Compensation Peer Group. The fiscal 2018 grant amounts were generally consistent with FY2017 target levels, although Mr. Foss saw an increase of 39%. The 2018 awards were structured to provide incentives for long-term performance and retention and to meet goals for specific accounting treatment. Retention is encouraged by grant terms which immediately forfeit all awards that have not vested or are still restricted in the event that the grantee’s employment with the Company is terminated for any reason other than in the event of death, incapacity, retirement or in connection with any change in control.

The use of performance shares allows for flexibility in addressing the orderly retirement of grantees. The performance shares contain terms which allow for the pro-rata vesting of awards upon retirement based on full months of service following the date grant. For this purpose, retirement is defined as termination with the stated purpose of retirement after 30 years of service to the Company, after the age of 57 and 15 years of service, or after the age of 62 and 5 years of service. With respect to a retirement during the term, at the end of the three-year term of the grant, the award will be calculated and a pro-rata portion will be settled to the grantee based on completed full months of service. For example, if an eligible grantee retires 18 months after the grant date, he would be credited with 18 months of service and would be entitled to one-half of any amount that vests on performance measured at the end of the three-year grant. Death or incapacity of a grantee is addressed in the same manner, with pro-rata vesting based on completed months of service. Upon a change in control of the Company, the target number of performance shares vest and will be settled, regardless of the performance measures achieved.

The Compensation Committee notes that the Company produced an admirable total shareholder return of 107.5% over the three year period ending June 30, 2018. As to performance shares issued to the Named Executives in fiscal 2016 that vested based on three year TSR performance, the Company’s performance in comparison with the Compensation Peer Group over those three years was at the 81st percentile, well above the 63rd percentile target that was established in fiscal 2015, and thus 175% of the Named Executive’s target shares vested. This result is in keeping with the Company’s pay for superior performance principle.

Deferred Compensation Plan

Under the Company’s non-qualified Deferred Compensation Plan adopted in September of 2014, our Named Executives may voluntarily defer a portion of their compensation to one or more future years. While the plan allows the Company to offer deferral of all types of compensation, including salary, bonus and equity grants, to date the Company has only offered a program to defer receipt of equity compensation upon vesting of performance shares. Amounts deferred are deemed invested in investments selected by the participant from a limited number of choices. The Deferred Compensation

Plan is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. None of the Named Executives participated in the Deferred Compensation Plan in fiscal 2018.

Termination Benefits Agreements

Each of the Named Executives has entered into a Termination Benefits Agreement with the Company that is discussed in this Proxy Statement under the caption “Agreements with Executive Officers and Potential Payments upon Termination or Change in Control.” These agreements reflect the concern of the Board of Directors that any future threatened or actual change in control such as an acquisition or merger could cause disruption and harm to the Company in the event of the resulting loss of any of its key executives. The Termination Benefits Agreements are intended to provide a measure of incentive and security to the executives through the resolution of the threat or through a change in control.

The Compensation Committee believes that such agreements should not include provisions that would obligate an acquirer of the Company to make large cash payouts to our Named Executives simply because a change of control has occurred. Because of this concern, the occurrence of a change of control event alone will not trigger any cash payment obligations to our Named Executives under their respective Termination Benefits Agreements. Payment obligations only arise in the event the Named Executive’s employment is terminated or is deemed to be terminated without “Cause” (as defined in the agreements) within the period commencing 90 days prior to and for two years following a change in control for the Named Executives. The Company does not provide, nor has it ever provided, excise tax gross-up payments to any employee in the event of a change in control and termination.

Payment obligations under the Termination Benefits Agreements with the Named Executives are two times the current annual base salary plus target bonus, payable 50% in twelve equal monthly installments and 50% in a lump sum at the end of the monthly installments. Health and other benefits are also continued for 18 months for the Named Executives, and all stock options, performance shares and restricted stock awards become fully vested. The benefits provided were determined primarily by reference to comparative data provided to the Compensation Committee by its independent advisor and, at least in relation to base salary, are consistent with the prior agreements which they replaced. The benefits are believed by the Compensation Committee to be sufficient to provide the desired incentive and security to retain crucial personnel in a time of disruption.

The Termination Benefits Agreements have no set term and will continue until terminated by agreement of both the parties. The agreements specify that they do not confer on the executives any right to continued employment and shall not interfere with the right of the Company to terminate the executives at any time.

Broad-Based Benefits Programs

The Company offers certain broad-based benefits programs including benefits such as health, dental, disability and life insurance, health care savings accounts, employee stock purchase plan, paid vacation time and company matching contributions to a 401(k) Retirement Savings Plan. Benefits are provided to all employees in accordance with practices within the marketplace and are a necessary element of compensation in attracting and retaining employees. There are no additional benefits programs for our Named Executives.

Stock Ownership Guidelines

The Board of Directors has established stock ownership guidelines for the Named Executives, other members of management and the non-employee directors of the Company. These guidelines provide for each covered individual to hold a number of shares of the Company’s Common Stock with an aggregate market value that equates to a specified multiple of the employee’s base salary or, in the case of directors, of their annual base retainer. The guidelines are four times base salary for the the Chief Executive Officer, three times base salary for the Chief Financial Officer, one time base salary for the Vice Presidents and General Managers, including the General Counsel, and five times the annual base retainer for directors. The value of each person’s share holdings for purposes of the guidelines includes all unrestricted and restricted shares held, all Company shares held in the person’s retirement accounts, all shares held in trust for the person’s immediate family members, and the in-the-money value of all Company stock options held. Unvested restricted stock units and performance shares are not counted for purposes of measuring compliance with the stock ownership guidelines. The Compensation Committee recognizes that executive officers or employees who were recently promoted to executive officer positions and newly elected directors may require some period of time to achieve the guideline amounts. The guidelines, therefore, contemplate a five-year transition period for acquiring a number of shares with the specified market value. The guidelines also require that until the applicable ownership level is achieved, the individual should retain and hold 75% of all shares received from vesting of shares or exercise of options, net of shares sold to pay taxes. The Compensation Committee will continue to monitor the compliance of each executive and director with the guidelines. As measured on June 30, 2018, all covered individuals on such date were following these guidelines.

Executive Compensation Recoupment Policy

The Board of Directors has adopted a formal policy for the recoupment of incentive compensation paid to executive officers after the policy’s effective date in the event the Company is required to restate its financial statements due to material non- compliance with financial reporting requirements. The recoupment policy is administered by the Compensation Committee.

Tax Deductibility and Executive Compensation

Prior to the enactment of the Tax Cuts and Jobs Act ("TCJA") on December 22, 2017, Section 162(m) of the Internal Revenue Code (the "Code") generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance based. In evaluating the annual compensation plan with respect to fiscal 2018, the Compensation Committee considered the potential tax deductibility of executive compensation under Section 162(m) of the Code and sought to qualify certain elements of these applicable executives’ compensation as performance-based while also delivering competitive levels and forms of compensation. The TCJA repealed the performance-based exception under 162(m) of the Code. As a result, subject to certain exceptions, the $1 million dollar deduction limit now applies to all compensation paid to anyone serving as the Chief Executive Officer or the Chief Financial Officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year end. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017, that is not modified in any material respect after that date.

The Compensation Committee believes that it is in our best interests to maintain flexibility in the administration of the compensation program. In order to retain the flexibility to compensate the Company’s management in the manner best promoting the Compensation Committee’s policy objectives, the Compensation Committee does not require that all compensation be deductible. Accordingly, certain payments may be subject to the $1 million deductibility limitation of Section 162(m) of the Code. The Compensation will continue to evaluate the impacts of the TCJA and the Company’s policy objectives to ensure that the Company’s compensation program is administered in a manner that serves the best interests of the Company and its stockholders.

COMPENSATION AND RISK

Under its charter, the Compensation Committee is charged with review of risks related to the Company’s compensation policies and practices. In 2018, the Compensation Committee directed the Company’s Human Resources Department to conduct a compensation risk assessment and to report to the Committee. The assessment reviewed design features, characteristics and performance metrics used in compensating all employees of the Company, including salaries, sales incentives, incentive bonus plans and long-term equity incentive compensation awards. The Compensation Committee reviewed and discussed the report and concluded that the Company’s compensation programs, policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was based on a number of factors, including:

•	The compensation levels and practices are judged to be uncomplicated and fair.

•	Compensation of our employees is generally competitive with relevant labor markets.

•	Benefits are offered to all eligible employees on non-discriminatory bases and no material perquisites are offered solely to executives or management.

•	Incentive bonuses are determined largely on total Company financial performance, and are capped at reasonable levels.

•	Long-term equity incentive awards to executives generally vest upon achievement of objective performance standards over a number of years, and thus do not encourage short-term focus.

•
Compensation of executive and senior managers is balanced between salary, benefits, annual cash incentive bonuses and long-term equity incentive awards, resulting in appropriate balancing of short and long-term interests and goals.

•	Executives and senior managers are subject to stock ownership guidelines which align their interests with those of the stockholders.

•	The Company has adopted a recoupment policy providing for the clawback of executive compensation in the event of financial restatements.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with regard to the compensation paid to (1) Mr. Foss (our Chief Executive Officer), (2) Mr. Williams (our Chief Financial Officer), (3) Messrs. Forbis and Morgan (the Company’s other two executive officers that were serving as executive officers as of the end of fiscal 2018) and (4) Mr. Prim (our former Executive Chairman) who was not serving as an executive officer at the end of fiscal 2018, but for whom disclosure is provided pursuant to Regulation S-K Item 402(a)(3)(iv) (collectively, our “Named Executives”) during the fiscal years ended June 30, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($) (1) (2)	($) (3)	($) (4)	($) (5)	($)
John F. Prim (6)	2018	310,000	-	-	-	-	5,000	315,000
Former Executive Chairman of the Board	2017	542,500	-	999,940	-	-	5,000	1,547,440
	2016	620,000	-	2,700,027	-	692,230	5,000	4,017,257
David B. Foss (6)	2018	675,000	-	2,500,037	-	738,789	5,000	3,918,826
President and Chief Executive Officer	2017	600,000	-	2,299,997	499,989	598,973	5,000	4,003,959
	2016	493,881	-	1,050,002	-	442,155	5,000	1,991,038
Kevin D. Williams	2018	461,250	-	999,979	-	398,054	5,000	1,864,283
Treasurer and	2017	445,017	-	899,976	-	323,426	5,000	1,673,419
Chief Financial Officer	2016	430,070	-	749,991	-	325,293	5,000	1,520,354
Mark S. Forbis	2018	351,250	-	450,000	-	174,944	5,000	981,194
Executive Vice President and Chief	2017	321,229	75,000	399,998	-	142,797	5,000	944,024
Technology Officer	2016	307,437	-	350,026	-	171,228	5,000	833,693
Craig K. Morgan (7)	2018	277,500	-	247,522	-	93,758	5,000	623,780
General Counsel and Secretary

(1)
Reflects grants of performance shares on September 10, 2015, September 10, 2016 and September 20, 2017 under the Company’s Equity Incentive Plan to the Named Executives. Information about the assumptions used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 9 to our consolidated financial statements for the year ended June 30, 2018.

(2)
The 2017 amounts for Messrs. Prim and Foss reflect a grant of restricted stock awards on July 1, 2016 under the Company’s Equity Incentive Plan. Additional details regarding these grants are set forth in the Form 8-K/A filed July 1, 2016. Information about the assumptions used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 9 to our consolidated financial statements for the year ended June 30, 2018.

(3)
Reflects option grant to Mr. Foss on July 1, 2016 under the Company’s Equity Incentive Plan. Additional details regarding this grant are set forth in the Form 8-K/A filed July 1, 2016. Information about the assumptions used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 9 to our consolidated financial statements for the year ended June 30, 2018.

(4)
Reflects amounts paid to the Named Executives following the end of the fiscal year based upon achievement of performance goals under the Company’s Annual Incentive Plans. These amounts were earned and accrued in the fiscal year listed and paid in the following fiscal year.

(5)	Reflects matching contributions to the individual’s accounts pursuant to the Company’s 401(k) Retirement Savings Plan.

(6)
On July 1, 2016, Mr. Prim resigned as Chief Executive Officer and Mr. Foss was appointed Chief Executive Officer. Mr. Prim stepped down from his role as Executive Chairman on June 29, 2018 and is currently serving as the non-executive Chairman of the Board.

(7)	Mr. Morgan was not an executive officer of the Company during fiscal 2017 and fiscal 2016.

Pay Ratio Disclosure

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of every Jack Henry employee reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are benchmarked and set to be market-competitive in the location in which the jobs are performed. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop, and contribute. We employ over 6,300 people in the U.S. at 39 Company locations with 20% of our Associates working from remote locations.

Under rules adopted pursuant to the Dodd-Frank Act of 2010, JHA is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to David Foss, our Chief Executive Officer, during the fiscal year ended June 30, 2018.

To determine the median employee, we identified our employee population as of June 30, 2018. This population consisted of 6,387 employees. We are required to identify the median employee using a "consistently applied compensation measure" ("CACM"). We chose a CACM of calculating the actual base salary earnings (or base wages for hourly employees, which is exclusive of overtime wages) during the fiscal year across the employee population, excluding our Chief Executive Officer. We believe actual base salary earnings (or base wages for hourly employees, which is exclusive of overtime wages) is a reasonable basis on which to identify the median employee because those employees who receive cash incentive compensation, commissions, equity awards, or overtime pay represent a relatively small portion of our employee population.

After identifying our median employee based on the actual base salary earnings, we then calculated the annual total compensation for this employee using the same methodology we use for our named executive officers as set forth in the fiscal 2018 Summary Compensation Table included in this Proxy Statement. Based on this calculation, this median employee's annual total compensation for fiscal 2018 was $68,516. The annual total compensation of the Chief Executive Officer for fiscal 2018 (as set forth in the Summary Compensation Table on page 29) was $3,918,826, resulting in a pay ratio of 57 to one.

Grants of Plan-Based Awards Table

The following table presents information on awards granted to the Named Executives during the fiscal year ended June 30, 2018 under our 2017 Annual Incentive Plan with respect to performance targets set for fiscal 2018 and our 2015 Equity Incentive Plan with respect to grants of performance shares made during fiscal year 2018. Mr. Prim did not receive any grants of awards during fiscal 2018.

Name	Grant Date	Estimated Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)
David B. Foss	9/20/2017	262,500	700,000	1,268,750	9,732	27,806	48,661	-	-		2,500,037
Kevin D. Williams	9/20/2017	139,500	372,000	674,250	3,893	11,122	19,464	-	-		999,979
Mark S. Forbis	9/20/2017	67,500	180,000	326,250	1,752	5,005	8,759	-	-		450,000
Craig K. Morgan	9/20/2017	33,188	88,500	160,406	964	2,753	4,818	-	-		247,522

(1)	Performance Plan Restricted Stock Units granted on September 10, 2017 under the Company’s 2015 Equity Incentive Plan.

(2)
The amounts in the table represent the grant date fair value of the Awards. Information about the assumptions used to determine the grant date fair value of the awards is set forth in our Annual Report on Form 10-K in Note 9 to our consolidated financial statements for the year ended June 30, 2018.

Additional Information Regarding Summary Compensation and Grants of Plan-Based Awards

The annual base salaries of the Named Executives were evaluated in fiscal 2018 in relation to competitive data, changes in job duties and individual and corporate performance. The annual base salary of Mr. Foss was increased 16.7% to $700,000. Mr. Williams was increased 3.3% to $465,000, Mr. Forbis was increased 10.8% to $360,000 and Mr. Morgan was increased 31.1% to $295,000 on October 1, 2017. No change was made to the annual base salary of Mr. Prim for fiscal 2018.

For the year ended June 30, 2018, the Named Executives other than Mr. Prim had the opportunity to earn cash incentive bonuses under the Company’s annual incentive cash bonus plan. As set forth in greater detail in “Compensation Discussion and Analysis - Annual Incentive Cash Bonuses” above, the performance goals for the participating Named Executives were based on achieving operating income targets established in the Company’s annual budget and the achievement of individual performance goals (“IPGs”). The incentive plan set performance targets, thresholds for minimum performance, maximums for superior performance and required that for any bonus to be paid, the minimum threshold of operating income had to be achieved. For the year ended June 30, 2018, actual operating income was 102.0% of budgeted operating income, and with calculated IPG performances, the resulting payouts to the Named Executives were 105.5% of target for Mr. Foss, 107.0% for Mr. Williams, 97.2% for Mr. Forbis and 105.9% for Mr. Morgan.

On September 20, 2017, the Company entered into performance share agreements with each of the Named Executives, with the threshold, target and maximum share amounts listed in the above table. The performance share agreements entered into with each of the above Named Executives in fiscal year 2018 are identical except for the number of shares. All agreements settle three years following the grant date based upon the performance of the Company in comparison to the Compensation Peer Group in producing total shareholder return over the three year period. Amounts may be settled in Common Stock of the Company or cash or any combination thereof. Comparative performance in total shareholder return at less than the 25th percentile will result in no settlement. The target award is earned with total shareholder return at the 60th percentile in comparison to the Compensation Peer Group and the maximum amount is earned with performance at the 75th percentile or higher.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information regarding outstanding stock options, shares of restricted stock, restricted stock units and performance shares held by the Named Executives as of June 30, 2018.

Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
John F. Prim	09/10/2015	-	-	-	-	-	35,522	4,630,648
	07/01/2016	-	-	-	11,458	1,493,665	-	-
David B. Foss	09/10/2015	-	-	-	-	-	13,814	1,800,793
	07/01/2016	-	31,685 (5)	-	5,729	746,832	-	-
	09/10/2016	-	-	-	-	-	24,233	3,159,014
	09/20/2017	-	-	-	-	-	27,806	3,624,790
Kevin D. Williams	09/10/2015	-	-	-	-	-	9,867	1,286,262
	09/10/2016	-	-	-	-	-	12,116	1,579,442
	09/20/2017	-	-	-	-	-	11,122	1,449,864
Mark S. Forbis	09/10/2015	-	-	-	-	-	4,605	600,308
	09/10/2016	-	-	-	-	-	5,385	701,989
	09/20/2017	-	-	-	-	-	5,005	652,452
Craig K. Morgan	09/10/2015	-	-	-	300	39,108	-	-
	11/01/2016	-	-	-	400	52,144	-	-
	09/20/2017	-	-	-	-	-	2,753	358,881

(1)
With respect to the restricted stock grants made to Messrs. Prim and Foss in fiscal 2017, the restrictions on the shares lapse two years and three years, respectively, after the date of the grant. With respect to the restricted stock grants made to Mr. Morgan in fiscal 2016 and fiscal 2017, the restrictions on one-third of the shares lapse each year subsequent to the dates of grant.

(2)	Amounts calculated by multiplying the closing market price of our common stock on June 29, 2018 ($130.36 per share) by the number of unvested shares of restricted stock.

(3)
The performance shares vest three years from the date of grant based on achievement of total shareholder returns in comparison with other members of the Compensation Peer Group. No performance shares vest if total shareholder return over the three year period is below the 25th percentile and 175% vests with performance at or above the 75th percentile. Share amounts disclosed reflect the target number of shares that could vest upon performance at target.

(4)	Amounts calculated by multiplying the closing market price of our common stock on June 29, 2018 ($130.36 per share) by the target number of shares issuable under the performance share agreements.

(5)	The option exercise price is $87.27, vests and becomes exercisable on July 1, 2019 and the option expiration date is July 1, 2026.

Option Exercises and Stock Vested Table

The following table provides information on stock option exercises by the Named Executives and stock awards (restricted stock and performance shares) that vested during fiscal year 2018.

Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John F. Prim	-	-	53,450	5,450,297
David B. Foss	-	-	18,806	1,917,648
Kevin D. Williams	-	-	14,847	1,513,949
Mark S. Forbis	-	-	6,036	615,491
Craig K. Morgan	-	-	500	52,617
(1) Value realized on vesting was determined by multiplying the number of shares by the closing market price of such shares on the date of vesting.

Agreements with Executive Officers and Potential Payments upon Termination or Change in Control

The Company has no employment contracts with any of its executive officers.

The Company has entered into Termination Benefits Agreements with each of Messrs. Foss, Williams, Forbis and Morgan. Under these agreements, change in control is defined as an acquisition of 20% or more of the stock of the Company, termination of service of a majority of the members of the Board during any two year period for reasons other than death, disability or retirement, approval by the stockholders of liquidation of the Company or sale of 50% or more of its assets, or approval by the stockholders of a merger or consolidation if the Company stockholders own less than 50% of the combined voting power of the resulting corporation. The Termination Benefits Agreements provide a cash payment severance benefit equal to 200% of the executive’s annual salary plus target bonus then in effect, with half payable in 12 monthly installments and half in a lump sum at the end of such 12 months. In addition, all outstanding stock options and performance shares will fully vest, all restrictions on restricted stock will lapse and the terminated executive will receive a welfare benefit consisting of payments equal to COBRA health insurance premiums and continuation of coverage under the Company’s life insurance, disability, and dental plans for 18 months or until the executive becomes eligible for comparable benefits under a subsequent employer’s arrangements. The termination benefits will be paid upon any termination of the executive during the 90 days prior to and the two years following any change in control unless the termination occurs by reason of the executive’s death, disability, or if the termination is for cause. The termination benefits will also be paid if the executive terminates his employment after a change in control for good reason, such as a material diminution in authority, duties or responsibilities, a forced move, or a material diminution in annual salary. The Termination Benefits Agreements have no set term and will continue until terminated by agreement of both the parties.

The table below reflects the cash severance benefit payments and estimated welfare benefit payments that would be paid under the Termination Benefits Agreements as if the triggering events occurred on June 30, 2018, the last day of the last completed fiscal year. The table also shows the value as of June 30, 2018 of (1) all issued restricted stock units and performance shares with respect to which restrictions would lapse upon a change in control and termination, based on the closing market price of our common stock on June 29, 2018 (the last trading day of fiscal 2018) and (2) for Mr. Foss, the intrinsic value of 31,685 stock options that would become exercisable upon a change in control and termination (calculated as the difference between the closing market price of our common stock on June 29, 2018 (the last trading day of fiscal 2018) and the exercise price for such options.

Name	Cash Payment	Welfare Benefit ($)	LTIP Restricted
	Severance Benefit ($)		Stock Vesting ($)
David B. Foss	2,800,000	33,330	10,696,736
Kevin D. Williams	1,674,000	52,057	4,315,568
Mark S. Forbis	1,080,000	32,134	1,954,748
Craig K. Morgan	767,000	26,790	397,989

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of June 30, 2018 with respect to the Company’s equity compensation plans under which our Common Stock is authorized for issuance:

Equity Compensation Plans approved by security holders:	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in the first column of this table)
2005 Restricted Stock Plan	200,889 (2)	0	0
2005 Non-Qualified Stock Option Plan (Non-employee Directors)	20,000	$23.65	0
2015 Equity Incentive Plan	390,525 (3)	$87.27	2,303,896

(1)
The weighted average exercise price does not take into account deferred shares that have been allocated to participants’ bookkeeping accounts under the 2005 Restricted Stock Plan or the 2015 Equity Incentive Plan or the shares issuable upon vesting of outstanding awards of restricted stock units or performance shares, which have no exercise price.

(2)
This number includes the following: 3,918 shares subject to outstanding time-vesting restricted stock unit awards, 196,971 shares subject to outstanding performance-vesting restricted stock unit awards and 12,396 shares that have been allocated to participants' bookkeeping accounts under the 2005 Restricted Stock Plan.. The share number for time-vesting restricted stock units and performance-vesting restricted stock unit awards represents the maximum number of shares that may be awarded if the Company meets its best-case performance targets. All awards were granted under the 2005 Restricted Stock Plan.

(3) This number includes the following: 31,685 shares subject to outstanding stock options, 70,601 shares subject to outstanding time-vesting restricted stock unit awards and 288,239 shares subject to outstanding performance-vesting restricted stock unit awards and 5,423 deferred shares that have been allocated to participants' booking accounts under the 2015 Equity Incentive Plan.. The share number for time-vesting restricted stock units and performance-vesting restricted stock unit awards represents the maximum number of shares that may be awarded if the Company meets its best-case performance targets. All awards were granted under the 2015 Equity Incentive Plan.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, we include in this proxy statement this proposal for a non- binding stockholder vote on compensation of the officers named in the Summary Compensation Table on page 29. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2018 Annual Meeting of Stockholders. With this year’s “say on pay” proposal you can elect to endorse or not endorse our executive compensation programs and policies and the compensation we paid our Named Executives in fiscal 2018.

The say on pay vote is advisory and not binding on the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors value the opinions of our stockholders and will consider the outcome of the vote when making future decisions regarding executive compensation.

As described in the Compensation Discussion and Analysis, the Compensation Committee has designed the executive compensation program to focus the executives on achieving consistent earnings growth, encourage continuation of the Company’s entrepreneurial spirit, attract and retain highly qualified and motivated executives, reward the creation of stockholder value, encourage esprit de corps and reward outstanding performance. In designing the overall executive compensation program, the Company’s Compensation Committee strives for the interests of management and stockholders to be the same - the maximization of stockholder value.

Our executive compensation package for Named Executives includes both cash and equity-based compensation, with an emphasis on performance-based pay. The Compensation Committee each year reviews and updates our executive compensation program to ensure they achieve the desired goals.

The Board of Directors believes that the compensation of the Named Executives is appropriate and effective in achieving the Company’s objectives. Accordingly, the Board of Directors recommends that you vote to approve, on an advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the Named Executives, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

Approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. For purposes of determining the vote regarding this proposal, abstentions will have the same impact as a no vote. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “For” approval of the above-described resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVES. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVES UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A VOTE OF “AGAINST” OR “ABSTAIN”.

PROPOSAL 3
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers, LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended June 30, 2018 and the effectiveness of our internal control over financial reporting as of June 30, 2018. The Audit Committee has selected PricewaterhouseCoopers, LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to stockholders for ratification. Representatives of PricewaterhouseCoopers, LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

If prior to the Annual Meeting PricewaterhouseCoopers, LLP declines to act as our independent registered public accountant or the Audit Committee decides not to use PricewaterhouseCoopers, LLP as our independent registered public accountant, the Audit Committee will appoint another independent registered public accounting firm. The Audit Committee will present any new independent registered public accounting firm for the stockholders to ratify at the Annual Meeting. If the stockholders do not ratify the engagement of PricewaterhouseCoopers, LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of PricewaterhouseCoopers, LLP. Even if the appointment of PricewaterhouseCoopers, LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

To ratify the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019, a majority of the shares present and entitled to vote must vote to approve. For purposes of determining the vote regarding this proposal, abstentions will have the same impact as a no vote. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “For” ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers, LLP for the audit of the Company’s annual consolidated financial statements for the fiscal years ended June 30, 2018 and 2017, and reviews of the financial statements included in the Company’s Forms 10-Q for those fiscal years, the audit of the Company’s assessment and effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and fees for other services rendered during those periods.

	2018	2017
Audit Fees	$1,634,052	$1,541,770
Audit Related fees (1)	2,576,475	1,110,065
Tax fees (2)	132,006	17,835
All Other fees	-	-
Total All Fees	$4,342,533	$2,669,670

(1)
Performed in accordance with SSAE 16 and SOC 1 & 2 and the review of other SEC filings. SSAE 16 and SOC 1 & 2 reviews are conducted to evaluate the effectiveness of operational controls in various regulated business operations of the Company, including our data processing service bureaus.

(2)	Tax fees for 2018 and 2017 relate to U.S. federal, state and local tax planning and compliance, and included the completion of Form 5500 for one employee benefit plan.
In making its decision to continue to retain PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the next fiscal year, the Audit Committee has considered the above information to ensure that the provision of non-audit services will not negatively impact the maintenance of the firm’s independence.

The Audit Committee has in its Charter expressed its policy governing the engagement of the Company’s independent registered public accounting firm for audit and non-audit services. Under the terms of the Charter, the Audit Committee is required to pre-approve all audit, audit related and non-audit services performed by the Company’s independent registered public accounting firm. All non-audit services for fiscal 2018 were pre-approved by the Audit Committee.

At the beginning of each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories: audit services, audit-related services, tax services and all other permissible services. The independent registered public accounting firm provides documentation for each proposed specific service to be provided. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories, and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee reviews all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee or its Chairman reviews and approves in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also approves in advance any fees for pre- approved services that exceed the pre-established limits, as described above.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE RATIFICATION UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A VOTE OF “AGAINST” OR “ABSTAIN”.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholders who intend to present proposals for inclusion in the proxy statement and form of proxy for the 2019

Annual Meeting of Stockholders must submit their proposals to the Company’s Secretary on or before June 7, 2019. A stockholder who wishes to present a proposal at the 2018 Annual Meeting, but who does not request inclusion in the proxy statement, must submit the proposal to the Company’s Secretary by August 17, 2019. The Company’s bylaws specify requirements for the content of the notice that stockholders must provide.

In addition, any stockholder who intends to nominate a candidate for election to the Board at the Company’s 2019 Annual Meeting pursuant to the advance notice provisions of the bylaws, must give notice to the Company’s Secretary on or before August 17, 2019. Notice of proxy access director nominees by stockholders who meet the eligibility requirements in the Company’s bylaws must be received by the Company’s Secretary no earlier than the close of business on May 8, 2019 and no later than the close of business on June 7, 2019. In each case, the notice must include information specified in the Company’s bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to the Company’s common stock.

The Company will not entertain any proposals or nominations at the 2019 Annual Meeting that do not meet the requirements set forth in the Company’s bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, the Company may exercise discretionary voting authority under proxies that it solicits to vote in accordance with the Company’s best judgment on any such stockholder proposal or nomination. The bylaws are posted on our web site at www.jackhenry.com under the “Investors” tab. To make a submission or to request a copy of our bylaws, stockholders should contact the Company’s Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

COST OF SOLICITATION AND PROXIES

Proxy solicitation is being made by mail, although it may also be made by telephone or in person by officers, directors and employees of the Company not specifically engaged or compensated for that purpose. The Company will bear the entire cost of the Annual Meeting, including the cost of preparing, assembling, printing, and mailing the Proxy Statement, the Proxy and any additional materials furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians for forwarding to the beneficial owners of shares held of record by them and, upon their request, such persons will be reimbursed for their reasonable expenses incurred in completing the mailing to such beneficial owners.

FINANCIAL STATEMENTS

Consolidated financial statements of the Company are contained in the 2018 Annual Report which accompanies this Proxy Statement.

HOUSEHOLDING

If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and Proxy Statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of our Annual Report to Stockholders and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee. If you did not receive an individual copy of our Annual Report to Stockholders and Proxy Statement, we will send copies to you if you contact us at 663 Highway 60, Post Office Box 807, Monett, Missouri, 65708, (417) 235- 6652, Attention: Investor Relations. If you and other residents at your address have been receiving multiple copies of our Annual Report to Stockholders and Proxy Statement and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.

OTHER MATTERS

The Board of Directors knows of no matters that are expected to be presented for consideration at the 2018 Annual Meeting which are not described herein. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying Proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

/s/ Craig K. Morgan

Craig K. Morgan
Secretary
Monett, Missouri
October 5, 2018

A copy of the Company’s Annual Report is included herewith. The Company will furnish without charge a copy of its Annual Report on Form 10-K, excluding exhibits, as filed with the SEC upon written request directed to Kevin D. Williams, Chief Financial Officer, Jack Henry & Associates, Inc., 663 Highway 60, Post Office Box 807, Monett, Missouri, 65708. The Form 10-K is also available at our investor relations website, www.jackhenry.com/ir/. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company’s reasonable expenses in furnishing such exhibits.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 15, 2018: The Proxy Statement, proxy card and the 2018 Annual Report are available at www.edocumentview.com/JKHY.

[PROXY CARD]
Jack Henry &
Associates, Inc.
IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 15, 2018.
Vote by Internet
•Go to www.envisionreports.com/JKHY
•Or scan the QR code with your smartphone
•Follow the steps outlined on the secure website
Vote by telephone
•Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada on a touch tone telephone
•Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒
Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals - The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.

1. Election of Directors	For	Withhold		For	Withhold		For	Withhold
01 - M. Flanigan			02 - J. Prim			03 - T. Wilson

04 - J. Fiegel			05 - T. Wimsett			06 - L. Kelly

07 - S. Miyashiro			08 - W. Brown			09- D. Foss

	For	Against	Abstain		For	Against	Abstain
2. To approve, on an advisory basis, the compensation of our named executive officers.				3. To ratify the selection of the Company's independent registered public accounting firm.

Note: Such other business as may properly come before the meeting or any adjournment thereof.
B Non-Voting Items
Change of Address - Please print new address below.

C Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy - Jack Henry & Associates, Inc.
This proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints David B. Foss and Kevin D. Williams as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Jack Henry & Associates, Inc. held of record by the undersigned on September 21, 2018, at the annual meeting of shareholders to be held on November 15, 2018 or any adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.